Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

SI CONCRETE SYSTEMS CORPORATION,

SI GEOSOLUTIONS CORPORATION,

PROPEX FABRICS INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

DATED AS OF DECEMBER 30, 2005

i

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT dated as of December 30, 2005 (this “Agreement”) by and between SI CONCRETE SYSTEMS CORPORATION, a Delaware corporation (“Concrete”), SI GEOSOLUTIONS CORPORATION, a Delaware corporation (“Geosolutions”), PROPEX FABRICS INC., a Delaware corporation (the “Purchaser”), and the other parties signatory hereto (each an “Initial Seller” and collectively, the “Initial Sellers”).

WHEREAS, the outstanding capital stock of Concrete consists of shares of Concrete Class A Stock, Concrete Class B Stock, Concrete Class C Stock and Concrete Class D Stock (as each such Class is defined herein);

WHEREAS, as of the date hereof, the Initial Sellers own, and as of immediately prior to the consummation of this Agreement, will own, 100% of the outstanding shares of Concrete Class A Stock and Concrete Class D Stock and 98.69% of the outstanding shares of Concrete Class C Stock;

WHEREAS, pursuant to a Stockholders Agreement, dated as of October 14, 2005, among Concrete and the other signatories thereto (the “Concrete Stockholders Agreement”), the Concrete Class B Holders (as defined herein) have certain tag-along rights and drag-along obligations pursuant to which it is expected that each Concrete Class B Holder will join this Agreement as a Seller (as defined herein);

WHEREAS, pursuant to the Certificate of Incorporation of Concrete (the “Concrete Charter”), the Concrete Class C Holders (as defined herein) have certain tag-along rights which if exercised would result in such Concrete Class C Holders joining this Agreement as Sellers and which, if not exercised, would result in their Concrete Class C Stock being subject to mandatory redemption in connection with the consummation of the transactions contemplated hereby;

WHEREAS, the outstanding capital stock of Geosolutions consists of shares of Geosolutions Class A Stock, Geosolutions Class B Stock, Geosolutions Class C Stock and Geosolutions Class D Stock (as each such Class is defined herein);

WHEREAS, as of the date hereof, the Initial Sellers own, and as of immediately prior to the consummation of this Agreement, will own, 100% of the outstanding shares of Geosolutions Class A Stock and Geosolutions Class D Stock and 99% of the outstanding shares of Geosolutions Class C Stock;

WHEREAS, pursuant to a Stockholders Agreement, dated as of October 14, 2005, among Geosolutions and the other signatories thereto (the “Geosolutions Stockholders Agreement”), the Geosolutions Class B Holders (as defined herein) have certain tag-along rights and drag-along obligations pursuant to which it is expected that each Geosolutions Class B Holder will join this Agreement as a Seller (as defined herein);

WHEREAS, pursuant to the Certificate of Incorporation of Geosolutions (the “Geosolutions Charter”), the Geosolutions Class C Holders (as defined herein) have certain tag-along rights which if exercised would result in such Geosolutions Class C Holders joining this Agreement as Sellers and which, if not exercised, would result in their Geosolutions Class C Stock being subject to mandatory redemption in connection with the consummation of the transactions contemplated hereby; and

WHEREAS, upon the terms and subject to the conditions set forth herein (a) the Initial Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Initial Sellers, all the shares of capital stock of Concrete and Geosolutions held by such Initial Sellers, (b) the Purchaser wishes to purchase shares of capital stock of Concrete from the Concrete Class B Holders and the Concrete Class C Holders who join this Agreement after the date hereof and prior to Closing as Sellers, (c) the Purchaser wishes to purchase shares of capital stock of Geosolutions from the Geosolutions Class B Holders and the Geosolutions Class C Holders who join this Agreement after the date hereof and prior to Closing as Sellers, (d) the Purchaser is willing to provide the funds identified by the Seller Representative as necessary for Concrete to redeem any other shares of Concrete Class C Stock that are subject to mandatory redemption pursuant to the Concrete Charter upon consummation of the transactions contemplated by this Agreement, and (e) the Purchaser is willing to provide the funds identified by the Seller Representative as necessary for Geosolutions to redeem any other shares of Geosolutions Class C Stock that are subject to mandatory redemption pursuant to the Geosolutions Charter upon consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers, Concrete, Geosolutions and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“2004 Audit” shall have the meaning specified in Section 7.15(a).

“Action” means any actual or threatened claim, complaint, action, suit, arbitration, mediation, proceeding, audit, assessment or investigation by or before any Governmental Entity, mediator or arbitrator.

“Additional Financial Statements” shall have the respective meaning specified in Section 7.15(b).

“Additional Seller” and “Additional Sellers” shall have the respective meanings specified in Section 2.1(a).

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (c) any director, partner, officer, manager, agent, employee or relative of such Person.

“Aggregate Group” means any trade or business, whether or not incorporated, that together with any entity would be a “single employer” as described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Aggregate Net Working Capital” means the combined Net Working Capital of Concrete, its Subsidiaries and Geosolutions as of the close of business on the Business Day immediately prior to the Closing Date.

“Aggregate Net Working Capital Adjustment” means the amount of Aggregate Net Working Capital Target minus the Aggregate Net Working Capital.

“Aggregate Net Working Capital Target” means Aggregate Net Working Capital of $53,000,000.

“Agreement” shall have the meaning specified in the preamble of this Agreement.

“Alternative Transaction” means any of the following transactions, other than the transactions with the Purchaser contemplated by this Agreement: (a) a transaction or series of transactions pursuant to which any Person (or group of Persons) acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any of the outstanding shares of capital stock of Concrete, any of its Subsidiaries or Geosolutions, as the case may be, whether from the Sellers or pursuant to a tender offer or otherwise, (b) any acquisition or proposed acquisition of, or business combination or proposed business combination with Concrete, any of its Subsidiaries or Geosolutions, by a merger, amalgamation or other transaction (including any so-called “merger-of-equals” and whether or not Concrete, any of its Subsidiaries or Geosolutions, is the entity surviving any such merger, amalgamation or transaction), (c) any acquisition or proposed acquisition of all or substantially all of the assets of Concrete, any of its Subsidiaries or Geosolutions, and (d) any other transaction pursuant to which any Person (or group of Persons) acquires or would acquire, directly or indirectly, beneficial ownership of title to, or control of any of the Shares or the assets of Concrete, any of its Subsidiaries or Geosolutions (other than the purchase of Inventory or worn-out, obsolete or surplus equipment in the ordinary course of business).

“Arbitrator” shall have the meaning specified in Section 2.6(c).

“Balance Sheet Date” shall have the meaning specified in Section 3.8.

“Benefit Plan” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock or other stock plan (whether qualified or nonqualified) and (iii) each bonus, deferred compensation or incentive compensation plan that provides benefits to any present or former employee or contractor of Concrete, Geosolutions, or any member of their Aggregate Group or that is or has been maintained or contributed to or sponsored by Concrete, Geosolutions or any member of their Aggregate Group over the past six (6) years.

“Bonus and Severance Liabilities” means liabilities of Concrete, any of its Subsidiaries or Geosolutions to make special severance, “change of control”, retention, “stay” bonus, fee, additional compensation or similar payments to any Person or Persons if such payments are conditional upon or results from the occurrence of any of the transactions contemplated by this Agreement, including Taxes and penalties thereon payable by Concrete, any of its Subsidiaries or Geosolutions but excluding the Transaction Bonus, if any.

“Books and Records” means all of the following of Concrete, any of its Subsidiaries or Geosolutions: business records, books, files, ledgers, documents and correspondence, confidential and otherwise, in whatever form or media, including market information; sales aids; customer and supplier lists; files, records and data; written medical records; laboratory results; Intellectual Property records; records regarding employee benefit plans, payroll and compensation records; property and maintenance records; capital and maintenance expenditure plans and studies; emergency studies; maintenance and repair reports; accounting, real property, environmental, health, safety, toxicology and hygiene records; financial and Tax records; plans and designs for capital and cost reduction projects; records required by Environmental Laws; manufacturing, maintenance and quality control records; and other records with respect to the Business, assets, properties, employee benefit plans, documents of title or other tangible or intangible personal property, employees or former employees of Concrete, any of its Subsidiaries or Geosolutions and their respective dependents or beneficiaries.

“Business” means the development, production and distribution of synthetic fabrics, propylene and steel fiber solutions and high performance industrial fabrics being conducted by Concrete, its Subsidiaries and Geosolutions and which involves the lines of business conducted by SI Corp immediately prior to the Shaw Closing Date designated as the concrete solutions group, the geosolutions group and the performance technology group and the manufacture for Shaw of the non-woven component of the softbac product and capped needle-punched backing for Shaw as well as other customers.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in New York City.

“Business Interim Financial Statements” shall have the meaning specified in Section 3.7.

“Carpet Backing Business” means the business of manufacturing and distributing products used as woven primary and secondary backing in the manufacturing and production of tufted broadloom carpet and rug products.

“Cash” means an amount equal to the total amount of cash and cash equivalents of Concrete and Geosolutions determined in accordance with GAAP.

“Claim” shall have the meaning specified in Section 6.8.

“Close Associate” means a person who is widely and publicly known internationally to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial domestic and international financial transactions on behalf of a Senior Foreign Political Figure.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Date Balance Sheet” shall have the meaning specified in Section 2.6(b).

“Cobra Holdback Fund” means $12 million which shall be withheld from the amounts otherwise payable to the Sellers, the Redeemed Holders and the Qualifying Optionholders hereunder (on a pro rata basis based on the amount payable to each Seller, Redeemed Holder and the Qualifying Optionholder compared to the amount payable to all Sellers, Redeemed Holders and the Qualifying Optionholders) and delivered to the Seller Representative to satisfy the claim, if any, of the Purchaser pursuant to Section 7.9 hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Purchase Price” shall have the meaning specified in Section 2.2.

“Concrete” shall have the meaning specified in the preamble of this Agreement.

“Concrete Charter” shall have the meaning specified in the recitals of this Agreement.

“Concrete Class A Holder”, as of any date or time of determination, means a holder of record of Concrete Class A Stock as of such date and time.

“Concrete Class A Stock”, as of any date or time of determination, means the class of common stock of Concrete designated as Class A Stock, par value $0.01 per share.

“Concrete Class B Holder”, as of any date or time of determination, means a holder of record of Concrete Class B Stock as of such date and time.

“Concrete Class B Stock”, as of any date or time of determination, means the class of common stock of Concrete designated as Class B Stock, par value $0.01 per share.

“Concrete Class C Holder”, as of any date or time of determination, means a holder of record of Concrete Class C Stock as of such date and time.

“Concrete Class C Stock”, as of any date or time of determination, means the class of common stock of Concrete designated as Class C Stock, par value $0.01 per share.

“Concrete Class D Holder”, as of any date or time of determination, means a holder of record of Concrete Class D Stock as of such date and time.

“Concrete Class D Stock”, as of any date or time of determination, means the class of common stock of Concrete designated as Class D Stock, par value $0.01 per share.

“Concrete Common Stock”, as of any date or time of determination, means the class of common stock of Concrete designated as Common Stock, par value $0.01 per share.

“Concrete Designated Contracts” shall have the meaning specified in Section 3.19(a).

“Concrete Employee Benefit Arrangements” means in any jurisdiction other than the United States of America, the benefit schemes or arrangements in respect of any foreign employees of Concrete or any of its Subsidiaries (other than state or mandatory social security arrangements), operated by Concrete or any of its Subsidiaries or in which Concrete or any of its Subsidiaries participate as of the Closing and which provide benefits on retirement from employment, whether at retirement age or on earlier retirement from employment by reason of ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments, life assurance arrangements, accidental death and dismemberment schemes.

“Concrete Equity Interests” means all Concrete Shares, all Concrete Redeemed Shares and all vested and unexercised Concrete Stock Options.

“Concrete Fully Diluted Number” means the sum of (a) the aggregate number of shares of Concrete Class A Stock, Concrete Class B Stock, Concrete Class C Stock and Concrete Class D Stock outstanding as of the Closing (including, for such purposes, any Concrete Redeemed Shares) and (b) the aggregate number of shares of Concrete Class C Stock issuable upon exercise of all unexercised vested Concrete Stock Options outstanding immediately prior to the Closing.

“Concrete/Geosolutions 401(k) Plan” shall have the meaning specified in Section 7.19.

“Concrete Inventory” shall have the meaning specified in Section 3.25.

“Concrete Leased Property” shall have the meaning specified in Section 3.18(a).

“Concrete Material Personal Property Leases” shall have the meaning specified in Section 3.20.

“Concrete Owned Property” shall have the meaning specified in Section 3.18(a).

“Concrete Per Share Amount” means the Concrete Transaction Amount divided by the Concrete Fully Diluted Number immediately prior to the Closing.

“Concrete Permits” shall have the meaning specified in Section 3.12(b).

“Concrete Plans” shall have the meaning specified in Section 3.15(a).

“Concrete Purchase Allocation” shall have the meaning specified in Section 2.2(b).

“Concrete Qualifying Optionholder” means a holder of a Concrete Stock Option who becomes a party to this Agreement as a Qualifying Optionholder.

“Concrete Real Property” shall have the meaning specified in Section 3.18(a).

“Concrete Real Property Leases” shall have the meaning specified in Section 3.18(a).

“Concrete Redeemed Shares” means the number of shares of Concrete Class C Stock, if any, to be redeemed pursuant to Section 2.1(d).

“Concrete Redemption Amount” means the aggregate redemption price payable pursuant to the Concrete Charter upon consummation of the transactions contemplated hereby to Concrete Class C Holders who do not exercise tag-along rights thereunder.

“Concrete Registration Rights Agreement” means the Registration Rights Agreement, dated October 14, 2005, by and among Concrete, the Persons listed on Schedule A thereto, the Persons listed on Schedule B thereto and the Persons listed on Schedule C thereto.

“Concrete Shares” means the shares of Concrete Class A Stock, Concrete Class B Stock, Concrete Class C Stock and Concrete Class D Stock that are outstanding immediately prior to the Closing (including, for such purposes, any Concrete Redeemed Shares).

“Concrete Stockholders Agreement” shall have the meaning specified in the recitals of this Agreement.

“Concrete Stock Incentive Plan” means Concrete’s 2005 Management Stock Incentive Plan.

“Concrete Stock Options” shall have the meaning specified in Section 3.2.

“Concrete Subsidiary Shares” shall have the meaning specified in Section 3.3.

“Concrete Tangible Personal Property” shall have the meaning specified in Section 3.20.

“Concrete Transaction Amount” means the Concrete Purchase Allocation plus the aggregate exercise price of all unexercised vested Concrete Stock Options outstanding immediately prior to the Closing.

“Confidential Information” shall have the meaning specified in Section 7.8(b).

“Confidentiality Agreement” shall have the meaning specified in Section 7.8(a).

“Contract”, with respect to any Person, means any agreement, contract, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument or obligation to which such Person is a party or by which it or any portion of its properties or assets may be bound.

“Control” (including with correlative meanings, the terms “Controlling” and “Controlled by”) means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

“Debt” shall have the meaning specified in Section 6.8.

“Debt Financing Letter” shall have the meaning specified in Section 6.5.

“Designated Amount” means $250,000.

“Disclosure Schedule” means the Disclosure Schedule attached hereto dated as of the date hereof delivered by Concrete and Geosolutions to the Purchaser in connection with this Agreement.

“Environmental Law” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution, protection or restoration of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation, or concerning public health and safety or worker health and safety.

“Environmental Liabilities” means any Liability, claim, loss, damage, fine, penalty, cost, expense, deficiency or responsibility (including reasonable fees and expenses of expert witnesses, attorneys and consultants), whether known or unknown, whether based on negligence, strict liability or otherwise, including, without limitation, costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage or natural resource damages arising under or relating to any Environmental Law, Environmental Permit or Release.

“Environmental Permit” means any Permit issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimate Statement” shall have the meaning specified in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Adjustment Schedule” shall have the meaning specified in Section 2.6(b).

“Foreign Bank” means an organization that (a) is organized under the laws of a foreign country, (b) engages in the business of banking, (c) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (d) receives deposits to a substantial extent in the regular course of its business, and (e) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a Foreign Bank.

“Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

“GAAP” means generally accepted accounting principles in the United States of America.

“Geosolutions” shall have the meaning specified in the preamble of this Agreement.

“Geosolutions Charter” shall have the meaning specified in the recitals of this Agreement.

“Geosolutions Class A Holder”, as of any date or time of determination, means a holder of record of Geosolutions Class A Stock as of such date and time.

“Geosolutions Class A Stock”, as of any date or time of determination, means the class of common stock of Geosolutions designated as Class A Stock, par value $0.01 per share.

“Geosolutions Class B Holder”, as of any date or time of determination, means a holder of record of Geosolutions Class B Stock as of such date and time.

“Geosolutions Class B Stock”, as of any date or time of determination, means the class of common stock of Geosolutions designated as Class B Stock, par value $0.01 per share.

“Geosolutions Class C Holder”, as of any date or time of determination, means a holder of record of Geosolutions Class C Stock as of such date and time.

“Geosolutions Class C Stock”, as of any date or time of determination, means the class of common stock of Geosolutions designated as Class C Stock, par value $0.01 per share.

“Geosolutions Class D Holder”, as of any date or time of determination, means a holder of record of Geosolutions Class D Stock as of such date and time.

“Geosolutions Class D Stock”, as of any date or time of determination, means the class of common stock of Geosolutions designated as Class D Stock, par value $0.01 per share.

“Geosolutions Common Stock”, as of any date or time of determination, means the class of common stock of Geosolutions designated as Common Stock, par value $0.01 per share.

“Geosolutions Designated Contracts” shall have the meaning specified in Section 4.19(a).

“Geosolutions Employee Benefit Arrangements” means in any jurisdiction other than the United States of America, the benefit schemes or arrangements in respect of any foreign employees of Geosolutions (other than state or mandatory social security arrangements), operated by Geosolutions or in which Geosolutions participates as of the Closing and which provide benefits on retirement from employment, whether at retirement age or on earlier retirement from employment by reason of ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments, life assurance arrangements, accidental death and dismemberment schemes.

“Geosolutions Equity Interests” means all Geosolutions Shares, all Geosolutions Redeemed Shares and all vested and unexercised Geosolutions Stock Options.

“Geosolutions Fully Diluted Number” means the sum of (a) the aggregate number of shares of Geosolutions Class A Stock, Geosolutions Class B Stock, Geosolutions Class C Stock and Geosolutions Class D Stock outstanding as of the Closing (including, for such purposes, any Geosolutions Redeemed Shares) and (b) the aggregate number of shares of Geosolutions Class C Stock issuable upon exercise of all unexercised vested Geosolutions Stock Options outstanding immediately prior to the Closing.

“Geosolutions Inventory” shall have the meaning specified in Section 4.25.

“Geosolutions Leased Property” shall have the meaning specified in Section 4.18(a).

“Geosolutions Material Personal Property Leases” shall have the meaning specified in Section 4.20.

“Geosolutions Owned Property” shall have the meaning specified in 4.18(a).

“Geosolutions Per Share Amount” means the Geosolutions Transaction Amount divided by the Geosolutions Fully Diluted Number immediately prior to the Closing.

“Geosolutions Permits” shall have the meaning specified in Section 4.12(b).

“Geosolutions Plans” shall have the meaning specified in Section 4.15(a).

“Geosolutions Purchase Allocation” shall have the meaning specified in Section 2.2(b).

“Geosolutions Qualifying Optionholder” means a holder of a Geosolutions Stock Option who becomes a party to this Agreement as a Qualifying Optionholder.

“Geosolutions Real Property” shall have the meaning specified in Section 4.18(a).

“Geosolutions Real Property Leases” shall have the meaning specified in 4.18(a).

“Geosolutions Redeemed Shares” means the number of shares of Geosolutions Class C Stock, if any, to be redeemed pursuant to Section 2.1(e).

“Geosolutions Redemption Amount” means the aggregate redemption price payable pursuant to the Geosolutions Charter upon consummation of the transactions contemplated hereby to Geosolutions Class C Holders who do not exercise tag-along rights thereunder.

“Geosolutions Registration Rights Agreement” means Registration Rights Agreement, dated October 14, 2005, by and among SI Geosolutions Corporation, the Persons listed on Schedule A thereto, the Persons listed on Schedule B thereto and the Persons listed on Schedule C thereto.

“Geosolutions Shares” means the shares of Geosolutions Class A Stock, Geosolutions Class B Stock, Geosolutions Class C Stock and Geosolutions Class D Stock that are outstanding immediately prior to the Closing (including, for such purposes, any Geosolutions Redeemed Shares).

“Geosolutions Stockholders Agreement” shall have the meaning specified in the recitals of this Agreement.

“Geosolutions Stock Incentive Plan” shall mean Geosolutions’ 2005 Management Stock Incentive Plan.

“Geosolutions Stock Options” shall have the meaning specified in Section 4.2.

“Geosolutions Tangible Personal Property” shall have the meaning specified in Section 4.20.

“Geosolutions Transaction Amount” means the Geosolutions Purchase Allocation plus the aggregate exercise price of all unexercised vested Geosolutions Stock Options outstanding immediately prior to the Closing.

“Governmental Entity” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi–governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi–governmental powers), (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (e) official of any of the foregoing.

“Hazardous Substances” means petroleum or petroleum products, asbestos, polychlorinated biphenyls, radioactive materials or substances, or hazardous, extremely hazardous or toxic substances, materials, chemicals or wastes, or any pollutant, contaminant, dangerous substance, or other material, substance, chemical or waste; or as defined or regulated under any Environmental Law.

“Holdback Funds” means, collectively, the Working Capital Adjustment Holdback Fund, the Cobra Holdback Fund and the Legacy Tax Indemnification Holdback Fund.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to a Senior Foreign Political Figure, the Senior Political Figure’s parents, siblings, spouse, children and in-laws.

“Indebtedness” means, without duplication, (a) all indebtedness of Concrete, any of its Subsidiaries or Geosolutions for borrowed money or for the deferred purchase price of property or services, whether or not represented by bonds, debentures, notes or similar instruments (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, including the Seller Notes, (c) all accrued and unpaid interest thereon, and, all premiums, prepayment penalties, breakage costs, and other fees and charges with respect to such indebtedness or obligations described in clauses (a) and (b); (d) all obligations of Concrete or any of its Subsidiaries or Geosolutions evidenced by loan agreements, security agreements, mortgages, deeds of trust, letter of credit reimbursement agreements (to the extent the related letters of credit have been drawn), other obligations for indebtedness or guarantees by Concrete or any of its Subsidiaries or Geosolutions of the indebtedness of any Person other than Concrete or any of its Subsidiaries or Geosolutions, all accrued and unpaid interest thereon and all premiums, prepayment penalties, breakage costs and other fees and charges with respect to such obligations; and (e) all obligations of Concrete and its Subsidiaries or Geosolutions as lessee or lessees under leases that are required to be recorded as capital leases in accordance with GAAP. Indebtedness does not include the contingent obligation to pay the purchase price for the Excludable Cobra Tangible Assets referenced in Section 7.9 hereof.

“Initial Seller” and “Initial Sellers” shall have the respective meanings specified in the preamble of this Agreement.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means inventory, including raw materials, work in process and finished inventory, net of applicable reserves.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” shall have the meaning specified in Section 2.1(a).

“knowledge of Concrete” means the knowledge of the individuals set forth on Section 1.1(a) of the Disclosure Schedule.

“knowledge of Geosolutions” means the knowledge of the individuals set forth on Section 1.1(b) of the Disclosure Schedule.

“Legacy Tax Liabilities” means any and all Liabilities or Losses (and Actions with respect thereto) with respect to Taxes (including, but not limited to liability for Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) for any tax period ending on or before the Shaw Closing Date, and, in the case of a Straddle Period, to the extent apportioned to the period ending on the Shaw Closing Date.

“Legacy Tax Indemnification Holdback Fund” means $30 million which shall be withheld from the amounts otherwise payable to the Sellers, the Redeemed Holders and the Qualifying Optionholders hereunder (on a pro rata basis based on the amount payable to each Seller, Redeemed Holder and the Qualifying Optionholder compared to the amount, if any, payable to all Sellers, Redeemed Holders and the Qualifying Optionholders) and delivered to the Seller Representative to satisfy claims of the Purchaser Indemnified Parties, if any, pursuant to Article X.

“Legal Requirements,” means any federal, state, local, municipal, foreign, international, multinational or other Order, judgment, injunction, determination, constitution, law, statute, rule, regulation, ordinance, code, governmental authorization, statute or treaty.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, wherever and whenever asserted, including, without limitation, those arising under any Legal Requirement or Action and those arising under any Contract or Permit.

“Lien” means any charge, option, forfeiture, right of seizure, contingent sale agreement, title retention agreement, preferential purchase right, right of first refusal, right of tenants, deed of trust, conditional sales agreement, mortgage, pledge, security interest, encumbrance, adverse claim, transfer restriction, heritage building right, or lien, restriction or charge of any kind including any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership.

“Losses” means any and all losses, damages (including natural resources damages), demands, claims, assessments, costs (including costs of investigation, defense, response, remediation, restoration or reclamation), causes of action, Actions, fines, judgments (including pre- and post-judgment interest), awards, settlements, obligations (including corrective and remedial obligations), liabilities, and expenses (including reasonable legal fees and expenses, reasonable legal fees and expenses in obtaining coverage and/or defense from insurers, and all reasonable fees and expenses of consultants and other professionals incurred in connection with any of the foregoing) including actual, punitive, exemplary, special, indirect, incidental and consequential damages for lost profits or loss of use paid or payable with respect to Third Party Claims, provided that “Losses” shall not include punitive, exemplary, special, indirect, incidental, or consequential damages or damages for lost profits or loss of use not paid or payable with respect to Third Party Claims.

“Material” means any event, occurrence, circumstance, condition, act, omission or fact that has resulted in or would reasonably be expected to result in diminution in value of or adverse effect on Concrete, any of its Subsidiaries, Geosolutions or the Business in an amount in excess of $100,000, whether involving any one or more of the operations, financial condition, results of operations, cash flows, assets, liabilities, rights or property (tangible or intangible) of Concrete, any of its Subsidiaries or Geosolutions.

“Material Adverse Change” means the occurrence of a Material Adverse Effect.

“Material Adverse Effect” means any event, occurrence, circumstance, condition, act, omission or fact that, individually or in the aggregate with other events, occurrences, circumstances, conditions, acts, omissions or facts, has resulted in or would reasonably be expected to result in a diminishment in value of or adverse effect on Concrete, its Subsidiaries and Geosolutions in an amount in excess of $12 million, whether involving any one or more of the operations, financial condition, results of operations, cash flows, assets, liabilities or properties (tangible or intangible) of Concrete, any of its Subsidiaries or Geosolutions, provided, however, “Material Adverse Effect” shall not include any change or effect arising out of or attributable to changes or effects arising from the announcement or consummation of the transactions contemplated by this Agreement.

“Multi-Employer Plan” shall have the meaning specified in Section 3(37) of ERISA.

“Net Indebtedness” means an amount equal to (a) Indebtedness minus (b) Cash, each as determined in accordance with GAAP consistent with past practices as of the close of business on the day immediately prior to the Closing Date.

“Net Working Capital” means an amount equal to total combined current assets minus total current liabilities in each case determined in accordance with GAAP applied on a consistent basis with Concrete’s and Geosolutions’ past practices and methodologies; provided, however that for purposes of Net Working Capital, Cash, any prepaid Seller Transaction Expenses or prepaid Transaction Bonus and the current portion of any Indebtedness, deferred Tax assets and liabilities, or transfer taxes arising from the consumation of the transactions contemplated hereby, intercompany obligations among Concrete, any of its Subsidiaries or Geosolutions, unpaid Seller Transaction Expenses and Transaction Bonus, if any, shall be excluded. The Company’s historical basis and methodology for establishing reserves and accruals, including, but not limited to, allowance for doubtful accounts, allowances for slow moving or obsolete inventory, employee related accruals, including bonuses and benefit reserves, and legal accruals will be determined in accordance with GAAP, applied on a consistent basis with past practices using the Seller’s assumptions and estimates and the Purchaser agrees to apply these methodologies on a consistent basis.

“NLRB” shall have the meaning specified in Section 3.16.

“Non-Cooperative Jurisdiction” means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

“Order” means any order, writ, injunction, judgment, decree, ruling, charge or arbitration award of any Governmental Entity or arbitrator.

“Payoff Letters” has the meaning specified in Section 7.13.

“Permit” means any permit, license, authorization, approval, registration, certificate of convenience or necessity, franchise, immunity, consent or other similar authorization granted by any Governmental Entity.

“Permitted Liens” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar common law or statutory Liens arising in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges or levies not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and in either case the aggregate amount of which will be taken into account in determining Aggregate Net Working Capital, and (c) with respect to real property, (i) Liens that would not, individually or in the aggregate, Materially impair the use or occupancy of the real property or the operation of the Business as currently conducted and do not Materially impair the value of the assets to which they relate; (ii) zoning, building codes, and other land use Legal Requirements regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and do not Materially impair the value of the assets to which they relate; (iii) easements, quasi easements, licenses, covenants, rights-of-way, rights of re-entry and other similar restrictions including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing that do not Materially impair the value of the assets to which they relate or Materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted; (iv) any conditions that are shown by a current survey or physical inspection; and (v) zoning, building, subdivision or other similar requirements or restrictions affecting such real property that do not Materially impair the value of the assets to which they relate or Materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted.

“Person” means and includes an individual, a partnership, a limited partnership, a joint venture, a limited liability company, a limited liability partnership, a corporation, a trust, an unincorporated organization and a Government Entity.

“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which a foreign bank is authorized to conduct banking activities, at which location the Foreign Bank (a) employs one or more individuals on a full-time basis, (b) maintains operating records related to its banking activities (c) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities, and (d) does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a Regulated Affiliate.

“Predecessor Asset” means any asset or property not currently owned, used, leased, licensed or operated by Concrete, any of its Subsidiaries or Geosolutions in the Business and previously owned, used, leased, licensed or operated by Concrete, any of its Subsidiaries, Geosolutions or any of their respective predecessors, including SI Corp and SIND including, without limitation, the assets of SIND.

“Predecessor Business “ means any business (other than the Business) owned or operated by Concrete, any of its Subsidiaries, Geosolutions or any of their respective predecessors, including SI Corp and SIND and including, without limitation, the carpet backing business.

“Present Fair Salable Value” shall have the meaning specified in Section 6.8.

“Prior Bonus and Severance Liabilities” means any Liabilities of Concrete, any of its Subsidiaries or Geosolutions to make special severance, “change of control”, retention, “stay” bonus, fee, additional compensation or similar payments to any Person or Persons if such payment obligations were conditional upon or resulted from the occurrence of any transaction that has occurred.

“Purchase Price Adjustment” shall have the meaning specified in Section 2.6(a).

“Purchaser” shall have the meaning specified in the preamble of this Agreement.

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates and lenders and all of their respective officers, directors, managers, employees, shareholders, equity owners and Representatives and all of their respective heirs, legal representatives, successors and assigns.

“Purchaser’s Accountants” means Ernst & Young, LLP.

“Purchaser’s 401(k) Plan” shall have the meaning specified in Section 7.19.

“Qualifying Optionholders” means the Concrete Qualifying Optionholders and the Geosolutions Qualifying Optionholders.

“Redeemed Holders” means the holders, if any, of Concrete Redeemed Shares and Geosolutions Redeemed Shares.

“Regulated Affiliate” means a Foreign Bank that (a) is a Special Affiliate of a Foreign Bank that maintains a Physical Presence in the United States or a foreign country, as applicable, and (b) is subject to supervision by a banking authority in the country regulating the affiliated Foreign Bank referenced in clause (a).

“Related Party” means any director, officer, stockholder or Affiliate of Concrete or any of its Subsidiaries or Geosolutions, or, to the knowledge of Concrete, any of its Subsidiaries or Geosolutions, any individual related by blood, marriage or adoption to any such individual or entity in which any such Person or individual owns any beneficial interest.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Reorganization” means the reorganization of SI Corp and SIND as described in Section 1.1(c) of the Disclosure Schedule.

“Representatives” shall have the meaning specified in Section 7.2.

“Restricted Access Procedure” shall have the meaning specified in Section 7.2.

“Seller” and “Sellers” shall have the respective meanings specified in Section 2.1(a).

“Seller Notes” means (a) the 7% Senior Subordinated Discount Notes due 2010 issued to the Sellers pursuant to the Indenture dated as of October 14, 2005 between SI Concrete Systems LLC (the predecessor of Concrete) and AIBC Services N.V. and (b) the 7% Senior Subordinated Discount Notes due 2010 issued to the Sellers pursuant to the Indenture dated as of October 14, 2005 between SI Geosolutions LLC (the predecessor of Geosolutions) and AIBC Services N.V.

“Seller Representative” shall have the meaning specified in Section 7.7.

“Seller Transaction Expenses” means the legal, accounting, financial advisory, other third party advisory or consulting fees, expenses and other amounts (including the fees and expenses of Harris Williams & Co.) payable by Concrete or any of its Subsidiaries or Geosolutions in connection with or as a result of the transactions contemplated by this Agreement including, without limitation, amounts payable in connection with the purchase of officers and directors liability insurance pursuant to Section 7.6; provided that “Seller Transaction Expenses” shall not include any fees or expenses incurred or to be incurred by any of Concrete or its Subsidiaries or Geosolutions in connection with any financing arranged by the Purchaser.

“Sellers’ Accountants” means PricewaterhouseCoopers.

“Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not) of a Non-Cooperative Jurisdiction, a senior official of a major foreign political party, or a senior executive of a Non-Cooperative Jurisdiction government-owned corporation, including, without limitation, any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

“Shares” means the Concrete Shares and the Geosolutions Shares.

“Shaw” means Shaw Industries Group, Inc. a Georgia corporation.

“Shaw Closing Date” means October 15, 2005.

“SI Corp” means SI Corporation, a Delaware corporation.

“SI Financial Statements” shall have the meaning specified in Section 3.7.

“Significant Customer” means any customer of Concrete, its Subsidiaries and Geosolutions as a group that, together with its Affiliates, accounted for $1,000,000 or more of the aggregate combined revenues of Concrete, its Subsidiaries and Geosolutions for the past twelve (12) months.

“Significant Supplier” means any supplier of Concrete, its Subsidiaries and Geosolutions as a group that, together with its Affiliates, accounted for $1,000,000 or more of the aggregate combined costs of supplies of Concrete, its Subsidiaries and Geosolutions for the past twelve (12) months.

“SIND” means SIND Holdings, Inc., a Delaware corporation.

“SIND Stock Purchase Agreement” means the Stock Purchase Agreement dated as of August 11, 2005 by and among SIND, SI Corp, Shaw, and the other parties’ signatory thereto.

“Solvent” shall have the meaning specified in Section 6.8.

“Special Affiliate” means as applied to any Person, (a) any other Person directly or indirectly Controlling or Controlled by that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any other Person directly or indirectly Controlling or Controlled by that Person or (c) any director, partner, officer, manager, agent or employee of such Person.

“Straddle Period” shall have the meaning specified in Section 10.1.

“Subsidiary” with respect to any Person, means any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which is, directly or indirectly, owned by such Person.

“Survival Extended Representations and Warranties” means the representations and warranties in Section 3.1 (Organization), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authority Relative to this Agreement), 4.1 (Organization), 4.2 (Capitalization), 4.3 (Subsidiaries), 4.4 (Authority Relative to this Agreement), 5.1 (Organization), 5.2 (Authority Relative to the Agreement), 5.3 (Share Ownership), 5.4 (Noncontravention), 5.5 (Consents and Approvals) and 5.6 (Litigation).

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property.

“Tax” or “Taxes” means any tax or taxes of any kind, including, but not limited to, (a) those on or measured by or referred to as income, gross receipts, capital, sale, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, unclaimed property, escheat or similar charge, value added, real estate, personal property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, including penalties for failure to disclose any reportable transaction as defined in the Treasury Regulations to Code Section 6011, additions to tax or additional amounts imposed by any Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, or being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Contest” shall mean any dispute involving a Governmental Entity with respect to Taxes or a Tax Return of SIND or SI Corp.

“Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

“Termination Date” shall have the meaning specified in Section 9.1(b)(ii).

“Third Party Claim” means any third party notification to any party to this Agreement with respect to any matter that may give rise to a claim for indemnification under this Agreement.

“Transaction Bonus” means the aggregate amount, if any, payable to the Persons named in Section 1.1(d) of the Disclosure Schedule which payment is subject to the approval prior to Closing by the Board of Directors and stockholders of Concrete and Geosolutions.

“Treasury Regulations” means the Regulations promulgated under the Code, or corresponding future regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Working Capital Adjustment Holdback Fund” means $5,000,000.00 which shall be withheld from the amounts otherwise payable to the Sellers, the Redeemed Holders and the Qualifying Optionholders hereunder (on a pro rata basis based on the amount payable to each Seller, Redeemed Holder and the Qualifying Optionholder compared to the amount payable to all Sellers, Redeemed Holders and the Qualifying Optionholders) and delivered to the Seller Representative to satisfy claims, if any, of the Purchaser against the Sellers and the Qualifying Optionholders pursuant to Section 2.6 hereof.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares.

(a) Not less than five days prior to the Closing, the Seller Representative shall notify the Purchaser of those Concrete Class B Holders, Concrete Class C Holders, Geosolutions Class B Holders and Geosolutions Class C Holders who shall have joined this Agreement as Sellers by entering into a Joinder Agreement in the form attached as Exhibit 2.1 (“Joinder”) hereto (each an “Additional Seller” and, collectively with each other Additional Seller, the “Additional Sellers”). As used in this Agreement, “Seller”, as of any date of determination, means each Initial Seller and each Additional Seller, and “Sellers” means the Initial Sellers and the Additional Sellers collectively.

(b) Not less than five days prior to the Closing, the Seller Representative shall notify the Purchaser of those Qualifying Optionholders who shall have joined this Agreement as a Qualifying Optionholder by entering into a Joinder and the name of each Concrete Class C Holder and Geosolutions Class C Holder who has not executed the Joinder.

(c) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers, the Shares free and clear of all Liens, except for such Liens arising as a result of actions by the Purchaser and its Affiliates and all vested and exercisable but unexercised Concrete Stock Options and Geosolutions Stock Options held by a holder who is not a Qualifying Optionholder and all unvested Concrete Stock Options and Geosolutions Stock Options and all unvested Concrete Stock Options and Geosolutions Stock Options shall be cancelled.

(d) Subject to the terms and conditions hereof and the Concrete Charter, the Purchaser shall, on the Closing Date, provide Concrete with the funds necessary for Concrete to pay the Concrete Redemption Amount to Concrete Class C Holders entitled thereto as provided in Section 2.5(b)(vi), if any.

(e) Subject to the terms and conditions hereof and the Geosolutions Charter, the Purchaser shall, on the Closing Date, provide Geosolutions with the funds necessary for Geosolutions to pay the Geosolutions Redemption Amount to Geosolutions Class C Holders entitled thereto as provided in Section 2.5(c)(vi), if any.

Section 2.2 Purchase Price.

(a) The aggregate purchase price for all the Concrete Equity Interests and Geosolutions Equity Interests (the “Combined Purchase Price”) shall be an amount equal to the sum of:

(i)	$235 million;

(ii)	minus Net Indebtedness;

(iii)	minus the Seller Transaction Expenses;

(iv)	minus the Transaction Bonus; and

(v)	minus the amount of the Aggregate Net Working Capital Adjustment if the calculation of such amount results in a positive number or plus the amount of the Aggregate Net Working Capital Adjustment if the calculation of such amount results in a negative number.

(b) The Seller Representative shall provide to the Purchaser at least three Business Days prior to the Closing Date written notice (the “Estimate Statement”) of a good faith estimate of the Aggregate Net Working Capital as of such day, showing its calculation in reasonable detail. An Estimate Statement as of December 4, 2005 is attached hereto as Exhibit 2.2(b). The Combined Purchase Price paid at the Closing shall be calculated using the

Aggregate Net Working Capital shown on the Estimate Statement, and shall be subject to adjustment, if any, after the Closing Date as specified in Section 2.6. The Combined Purchase Price shall be allocated 26.4% to the Concrete Equity Interests and 73.6% to the Geosolutions Equity Interests. The amount so allocated to the Concrete Equity Interests shall be referred to herein as the “Concrete Purchase Allocation” and the amount so allocated to Geosolutions Equity Interests shall be referred to herein as the “Geosolutions Purchase Allocation”.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. New York City time on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller Representative and the Purchaser may mutually agree upon in writing (the time and date that the Closing actually occurs is referred to herein as the “Closing Date”).

Section 2.4 Closing Deliveries by the Sellers. At the Closing, the Sellers, or the Seller Representative on behalf of the Sellers, shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(b) executed counterparts of each Joinder;

(c) the resignations, effective as of Closing, of all of the directors of Concrete and its Subsidiaries and Geosolutions, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Seller Representative; and

(d) the certificates and other documents required to be delivered pursuant to Section 8.1.

Section 2.5 Closing Deliveries by the Purchaser.

(a) At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller Representative the certificates and other documents required to be delivered pursuant to Section 8.2.

(b) At the Closing, the Purchaser shall pay (or, in the case of clauses (v) and (vi) below, provide Concrete with the funds to pay) the following amounts by wire transfer in immediately available funds to the accounts designated by the Seller Representative at least two Business Days prior to the Closing Date:

(i)	to each Concrete Class A Holder, an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class A Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(ii)	to each Concrete Class B Holder, an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class B Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(iii)	to each Concrete Class C Holder (other than a Concrete Class C Holder that is having such holder’s Concrete Class C Stock redeemed by Concrete), an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class C Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(iv)	to each Concrete Class D Holder, an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class D Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(v)	to each Concrete Qualifying Optionholder holding a vested Concrete Stock Option, an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class C Stock for which such Concrete Stock Option is exercisable minus the aggregate exercise price of such Concrete Stock Option minus (B) such Concrete Qualifying Optionholder’s pro rata share of the Holdback Funds. Any payments made to a Concrete Qualifying Optionholder on account of a vested Concrete Stock Option shall be net of any applicable withholdings taxes; and

(vi)	to each Concrete Class C Holder, if any, that is having such holder’s Concrete Class C Stock redeemed pursuant to Section 2.1(d) above, an amount equal to the difference of (A) the Concrete Per Share Amount multiplied by the number of shares of Concrete Class C Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds.

(c) At the Closing, the Purchaser shall pay (or, in the case of clause (v) and (vi) below, provide Geosolutions with the funds to pay) the following amounts by wire transfer in immediately available funds to the accounts designated by the Seller Representative at least two Business Days prior to the Closing Date:

(i)	to each Geosolutions Class A Holder, an amount equal to the difference of (A) the Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class A Stock held by such holder as of the Closing; minus (B) such holder’s pro rata share of the Holdback Funds;

(ii)	to each Geosolutions Class B Holder, an amount equal to the difference of (A) the Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class B Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(iii)	to each Geosolutions Class C Holder (other than a Geosolutions Class C Holder that is having such holder’s Geosolutions Class C Stock redeemed by Geosolutions), an amount equal to the difference of (A) the Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class C Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(iv)	to each Geosolutions Class D Holder, an amount equal to the difference of (A) the Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class D Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds;

(v)	to each Geosolutions Qualifying Optionholder of a vested Geosolutions Stock Option, an amount equal to the difference of (A) Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class C Stock for which such Geosolutions Stock Option is exercisable, minus the aggregate exercise price of such Geosolutions Stock Option minus (B) such Geosolutions Qualifying Optionholder’s pro rata share of the Holdback Funds. Any payments made to a Geosolutions Qualifying Optionholder on account of a vested Geosolutions Stock Option shall be net of any applicable withholding taxes; and

(vi)	to each Geosolutions Class C Holder, if any, that is having such holder’s Geosolutions Class C Stock redeemed pursuant to Section 2.1(e) above, an amount equal to the difference of (A) the Geosolutions Per Share Amount multiplied by the number of shares of Geosolutions Class C Stock held by such holder as of the Closing, minus (B) such holder’s pro rata share of the Holdback Funds.

(d) At the Closing, the Purchaser will pay, or cause to be paid in full, by wire transfer in immediately available funds to the accounts designated by Concrete and Geosolutions at least two Business Days prior to the Closing Date, the aggregate amount of all Indebtedness as of the Closing Date to the extent not paid prior to the Closing Date.

(e) At the Closing, the Purchaser will pay, or cause to be paid in full, by wire transfer in immediately available funds, or by such other payment method designated by the Seller Representative, to the accounts designated by the Seller Representative at least two Business Days prior to the Closing Date, the aggregate amount of all Seller Transaction Expenses to the extent not paid prior to the Closing Date.

(f) At the Closing, the Purchaser will pay, or cause to be paid in full, by wire transfer in immediately available funds, or by such other payment method designated by the Seller Representative, to the accounts designated by the Seller Representative at least two Business Days prior to the Closing Date, the aggregate amount of the Working Capital Adjustment Holdback Fund, the Cobra Holdback Fund and the Legacy Tax Indemnification Holdback Fund.

(g) At the Closing, the Purchaser will pay, or cause to be paid in full, by wire transfer in immediately available funds, or by such other payment method designated by the Seller Representative, to the accounts designated by the Seller Representative at least two Business Days prior to the Closing Date, the aggregate amount of the Transaction Bonus, if any.

(h) With respect to each payment to be made pursuant to Section 2.5(b) and Section 2.5(c) to a Seller or pursuant to Section 2.5(b), 2.5(c) or 2.5(g) to a person who is an employee of any of Concrete or its Subsidiaries or Geosolutions, the Purchaser shall be entitled to deduct, withhold and remit to the appropriate Governmental Entity (or cause to be deducted, withheld and remitted) any and all Taxes required by Legal Requirement with respect to such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party who otherwise would have received such amounts but for such withholding of Taxes.

Section 2.6 Post-Closing Purchase Price Adjustment.

(a) The Combined Purchase Price shall be increased or reduced as set forth in Section 2.6(e) hereof. Any increase or decrease in the Combined Purchase Price pursuant to this Section 2.6 shall be referred to as a “Purchase Price Adjustment”.

(b) No later than 90 days after the Closing Date, the Purchaser shall deliver to the Seller Representative (i) a balance sheet of each of Concrete and Geosolutions and for Concrete and Geosolutoins combined as of the close of business on the day prior to the Closing Date (the “Closing Date Balance Sheet”), and (ii) a separate statement calculating (A) the Net Working Capital of Concrete and its Subsidiaries and Geosolutions as of the close of business on the day prior to the Closing Date based on the Closing Date Balance Sheet and (B) the Aggregate Net Working Capital, and showing any calculations with respect to any proposed Purchase Price Adjustment (the “Final Adjustment Schedule”).

(c) The Purchaser shall cooperate with the Seller Representative in connection with its review of the Final Adjustment Schedule, including, without limitation, providing the Seller Representative and its accountants reasonable access during business hours to materials (including accountants’ work papers) used in the preparation of the Final Adjustment Schedule.

The Seller Representative shall, within 30 days following its receipt of the Closing Date Balance Sheet and the Final Adjustment Schedule, accept or reject the Purchase Price Adjustment submitted by the Purchaser. If the Seller Representative disagrees with such calculation, it shall give written notice to the Purchaser of such disagreement and any reason therefor within such 30 day period. Should the Seller Representative fail to notify the Purchaser of a disagreement within such 30 day period, the Seller Representative shall be deemed to agree with the Purchaser’s calculation. In the event of such a dispute, the Sellers’ Accountants and the Purchaser’s Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Accountants and the Purchaser’s Accountants are unable to reach a resolution with such effect within 30 days after the receipt by the Purchaser of the Seller Representative’s written notice of dispute, the Sellers’ Accountants and the Purchaser’s Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of national or regional reputation mutually reasonably acceptable to the Purchaser and the Seller Representative (the “Arbitrator”). The Arbitrator shall act as an arbitrator and shall issue its report as to the contents of the Closing Date Balance Sheet and the Final Adjustment Schedule and the determination of the Purchase Price Adjustment within 60 days after such dispute is referred to the Arbitrator. The Purchaser on the one hand, and the Sellers on the other hand, shall bear all costs and expenses incurred by them in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Purchaser and Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Arbitrator) bears to the total amount of such remaining disputed items so submitted. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(d) The Final Adjustment Schedule shall be deemed final for the purposes of this Section 2.6 upon the earliest of (x) the failure of the Seller Representative to notify the Purchaser of a dispute within 30 days of the Purchaser’s delivery of the Closing Date Balance Sheet and the Final Adjustment Schedule to the Seller Representative, (y) the resolution of all disputes, pursuant to Section 2.6(c), by the Sellers’ Accountants and the Purchaser’s Accountants or (z) the resolution of all disputes, pursuant to Section 2.6(c), by the Arbitrator.

(e) Upon completion of the Final Adjustment Schedule, the Combined Purchase Price shall be recalculated and the following adjustments made:

(i)	If the Combined Purchase Price calculated using the Net Working Capital shown on the Final Adjustment Schedule is greater than the Combined Purchase Price calculated using the Net Working Capital shown on the Estimate Statement by at least the Designated Amount, the Purchaser shall pay or cause to be paid, the difference to the Sellers, Redeemed Holders and Qualifying Optionholders (in an amount for each such Seller, Redeemed Holder and Qualifying Optionholder determined consistent with Sections 2.2 and 2.5 hereof) by wire transfer in immediately available funds to one or more accounts designated by the Seller Representative. In such event, the Seller Representative shall distribute all amounts in the Working Capital Adjustment Holdback Fund to the Sellers, Redeemed Holders and Qualifying Optionholders less any amount of expenses incurred by the Seller Representative in connection with the Final Adjustment Schedule;

(ii)	If the Combined Purchase Price calculated using the Net Working Capital shown on the Final Adjustment Schedule is less than the Combined Purchase Price calculated using the Net Working Capital shown on the Estimate Statement by at least the Designated Amount, the Purchaser shall deliver written notice to the Seller Representative specifying the amount of such difference, and the Seller Representative shall, within three Business Days of its receipt of such notice, pay such amount to the Purchaser out of the Working Capital Adjustment Holdback Fund by wire transfer in immediately available funds, it being recognized that Sellers and the Qualifying Optionholders shall remain liable in the event the Working Capital Adjustment Holdback Fund is insufficient to cover the amount of such deficiency; and

(iii)	If any funds remain in the Working Capital Adjustment Holdback Fund after completion of the payment of the adjustments described in Section 2.6(e)(ii) above, the Seller Representative shall distribute all such funds to the Sellers, Redeemed Holders and Qualifying Optionholders, on a pro-rata basis based on the funds committed by each to the Working Capital Adjustment Holdback Fund less any amount of expenses incurred by the Seller Representative in connection with the Final Adjustment Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING CONCRETE AND ITS SUBSIDIARIES

In order to induce the Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Concrete and Geosolutions hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 3.1 Organization. Each of Concrete and its Subsidiaries is duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its business as it is now being conducted. Each of Concrete and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such licensing or qualification necessary, except where the failure to be so duly licensed or qualified and in good standing (a) is not Material and (b) does not and would not adversely affect the ability of Concrete or the Subsidiaries to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement. Concrete and its Subsidiaries each have full corporate power and authority to carry on the

Business and to own and use the properties owned and used by it. Set forth in Section 3.1 of the Disclosure Schedule is a list of each jurisdiction in which Concrete or any of its Subsidiaries is qualified to conduct business. Concrete has previously delivered or made available to the Purchaser correct and complete copies of the certificates of incorporation and bylaws (or equivalent governing instruments), as currently in effect, of Concrete and its Subsidiaries.

Section 3.2 Capitalization. The authorized capital stock of Concrete consists of: 1,000 shares of preferred stock, par value $0.01 per share, and 3,300,000 shares of common stock, par value $0.01 per share. Such common stock is divided into five classes as follows: (a) 62.5 shares of Concrete Class A Stock, (b) 350,000 shares of Concrete Class B Stock, (c) 1,297,937.5 shares of Concrete Class C Stock, (d) 2,000 shares of Concrete Class D Stock and (e) 1,650,000 shares of Concrete Common Stock. As of the date hereof, there are (i) no shares of preferred stock issued and outstanding, (ii) 61.7390 shares of Concrete Class A Stock issued and outstanding, (iii) 117,700 shares of Concrete Class B Stock issued and outstanding, (iv) 890,424.7383 shares of Concrete Class C Stock issued and outstanding, (v) 2,000 shares of Concrete Class D Stock issued and outstanding and (vi) no shares of Concrete Common Stock issued and outstanding. The Concrete Shares constitute all of the issued and outstanding capital stock of Concrete and are, as of the date hereof, owned of record and beneficially by the Sellers as listed in Section 3.2 of the Disclosure Schedule. Concrete also has 185,870 options for Concrete Class C Stock outstanding under the Concrete Stock Incentive Plan (the “Concrete Stock Options”) of which none are vested and all are expected to vest in connection with the transactions contemplated by this Agreement. Since October 14, 2005, no additional shares of capital stock have been issued by Concrete, and no additional stock options or other stock rights have been granted. No stock appreciation rights are outstanding. Section 3.2 of the Disclosure Schedule lists the holders of Concrete Stock Options and the vesting schedule applicable to the Concrete Stock Options held by each such holder. All of the issued and outstanding Concrete Shares have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire such shares. None of the outstanding capital stock (including the Concrete Shares) or other securities of Concrete was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement or Contract. Except for the Concrete Stock Incentive Plan, there are no authorized or outstanding securities, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Concrete or any of its Subsidiaries is a party or by which any of them is bound that could require Concrete or any of its Subsidiaries to issue, sell, redeem or otherwise acquire, transfer or otherwise dispose of or vote any shares of capital stock or other equity securities of Concrete or any of its Subsidiaries. Concrete is not a party to or bound by any debt agreements or instruments that grant any rights to vote (contingent or otherwise) on matters on which stockholders of Concrete may vote. Except as described in Section 3.2 of the Disclosure Schedule or as set forth in the certificate of incorporation or bylaws of Concrete, there are no voting trusts, proxies, buy-sell agreements, stock restriction agreements, registration rights agreements or other agreements, or undertakings with respect to the voting, transfer, conversion, issuance, redemption or registration of the capital stock (including the Concrete Shares) or any other securities or equity interests in Concrete or any of its Subsidiaries.

Section 3.3 Subsidiaries. Except as set forth in Section 3.3 of the Disclosure Schedule, Concrete does not own, directly or indirectly, (a) any shares of capital stock of any corporation or (b) any other equity interest in any Person, domestic or foreign. All of the outstanding shares of capital stock and all equity interests of each of Concrete’s Subsidiaries (collectively, the “Concrete Subsidiary Shares”) have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire any Concrete Subsidiary Shares. There are no irrevocable proxies or similar obligations with respect to any of the Concrete Subsidiary Shares and, except as set forth in Section 3.3 of the Disclosure Schedule, all of the Concrete Subsidiary Shares are owned of record and beneficially by Concrete free and clear of all liens, claims, pledges, charges, options, security interests, Liens, encumbrances, restrictions on transfer, equities, claims, demands, purchase rights, or restrictions of any kind whatsoever with respect thereto. Concrete owns and has full voting and disposition power over all of the equity interests of each of its Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth each Subsidiary of Concrete and the authorized, issued and outstanding Concrete Subsidiary Shares. Neither Concrete nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person or any right to share in the profits or obligations to share in the losses of any Person. None of the outstanding equity securities or other securities of any of the Subsidiaries of Concrete was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement or Contract.

Section 3.4 Authority Relative to this Agreement. Concrete has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Concrete and, assuming the due authorization, execution and delivery hereof by the Purchaser, and the Sellers this Agreement constitutes a valid and binding agreement of Concrete enforceable against Concrete in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.5 Noncontravention. Neither the execution and delivery of this Agreement by Concrete nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws (or equivalent governing instruments) of Concrete or its Subsidiaries, (b) except as set forth in Section 3.5 of the Disclosure Schedule, require any consent, approval or notice under, or conflict with, modify, terminate, cancel, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, (or give rise to any right of termination, modification, cancellation or acceleration under) or result in the imposition of any Lien upon any of the assets of, Concrete or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract (including any Concrete Designated Contract) of Concrete or any of its Subsidiaries, (c) subject to the approvals, filings and consents referred to in Section 3.6, violate any Legal Requirements applicable to Concrete or any of its Subsidiaries or (d) except as set forth in Section 3.5 of the Disclosure Schedule, require any consent, approval or notice under, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Concrete Permit, except in the case of clauses (b) and (c), with respect to matters that (i) are not, singly or in the aggregate, Material, (ii) do not and would not impair the ability of Concrete to perform its obligations under this Agreement in any Material respect and (iii) will not and would not delay in any Material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 3.6 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Concrete or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by Concrete of this Agreement or the consummation by Concrete of the transactions contemplated hereby, other than (a) compliance with the notification and waiting period requirements of the HSR Act, and (b) consents, approvals, authorizations, declarations or filings that, if not obtained or made, (i) are not Material, (ii) do not and would not impair the ability of Concrete to perform its obligations under this Agreement in any Material respect and (iii) will not and would not delay in any Material respect or prevent the consummation of any of the transactions contemplated hereby.

Section 3.7 Concrete Financial Statements. Section 3.7 of the Disclosure Schedule sets forth (a) the audited consolidated balance sheet of SI Corp for the fiscal year ended as of October 2, 2005, and the related audited consolidated statements of income and cash flows of SI Corp, together with all related notes and schedules thereto (collectively referred to herein as the “SI Financial Statements”) and (b) the unaudited combined balance sheet of the Business as of December 4, 2005, and the related unaudited combined statements of operations for the two month period ended December 4, 2005 (collectively referred to herein as the “Business Interim Financial Statements”). The Business Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Business (except as may be indicated in the notes thereto, if any, or in Section 3.7 of the Disclosure Schedule) and (ii) present fairly in all material respects the combined financial condition of the Business as of December 4, 2005 and the combined results of operations of the Business for the two-month period then ended. The SI Financial Statements (i) were prepared in accordance with the books of account and other financial records of SI Corp and its consolidated Subsidiaries (except as may be indicated in the notes thereto or in Section 3.7 of the Disclosure Schedule), (ii) present fairly in all material respects the consolidated financial condition of SI Corp and its consolidated Subsidiaries as of October 2, 2005 and the consolidated results of operations, changes in stockholders’ equity and cash flows of SI Corp and its consolidated Subsidiaries for the fiscal year then ended, and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of SI Corp.

Section 3.8 Absence of Undisclosed Liabilities. As of October 2, 2005, there are no Liabilities of Concrete or any of its Subsidiaries not reflected on the SI Financial Statements that are of the type required by GAAP to be reflected on the SI Financial Statements. Other than Seller Transaction Expenses, since October 2, 2005 (the “Balance Sheet Date”), neither Concrete nor its Subsidiaries have incurred any Liabilities, except for Liabilities incurred in the ordinary course of the business consistent with past practice and Liabilities which are not incurred in the ordinary course of business consistent with past practice and are not Material.

Section 3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Disclosure Schedule, since the Balance Sheet Date, Concrete and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice and there has not been (a) a Material Adverse Change, (b) any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to any of Concrete’s capital stock, any redemption purchase or other acquisition by Concrete or any of its Subsidiaries of any of its capital stock or any conversion of Concrete’s outstanding capital stock, (c) (i) any granting by Concrete or any of its Subsidiaries to any executive officer or other key employee of Concrete or such Subsidiary of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date hereof as described in Section 3.9 of the Disclosure Schedule, (ii) any granting by Concrete or any of its Subsidiaries to any such executive officer or other key employee of Concrete or such Subsidiary of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date hereof as described in Section 3.9 of the Disclosure Schedule, (iii) any entry by Concrete or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee of Concrete or such Subsidiary, except as described in Section 3.9 of the Disclosure Schedule, (d) any damage, destruction or loss to property of Concrete or its Subsidiaries, whether or not covered by insurance, that is Material, (e) any sale, lease, transfer, or assignment of any assets, tangible or intangible of Concrete or any of its Subsidiaries, having a book value greater than $100,000, other than sales of inventory in the ordinary course of business, (f) any imposition of any Lien upon any of the assets, tangible or intangible, of Concrete or any of its Subsidiaries, other than Permitted Liens, (g) any transfer, assignment or grant of any license or sublicense by Concrete or any of its Subsidiaries of any Material rights under or with respect to any Intellectual Property, (h) any change made or authorized in the certificate of incorporation or bylaws of Concrete or the governing instruments of any of its Subsidiaries, (i) any issuance, sale or other disposition of any of capital stock of or other equity interests in Concrete or any of its Subsidiaries or the granting of any option, warrant, or other right to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of or other equity interests in Concrete or any of its Subsidiaries, (j) any adoption, amendment, modification, increase in the payments under or termination of any bonus, profit sharing, incentive, deferred compensation, savings, insurance, pension, retirement, severance, or other plan, Contract, or commitment for the benefit of any of the directors, officers, managers or employees of Concrete or any of its Subsidiaries (or any such action with respect to any other Concrete Plan), (k) any other Material change in employment terms for any of directors, officers, managers or employees of Concrete or any of its Subsidiaries, (l) any revaluation of any of the assets of Concrete or any of its Subsidiaries or any change in any of their accounting methods, classifications, principles or practices, (m) other than as required by applicable Legal Requirements, the taking of any position by Concrete or any of its Subsidiaries on any Tax Return that would have the effect of increasing the Tax liability of Concrete or any of its Subsidiaries or decreasing any Tax attribute of Concrete or any of its Subsidiaries, or (n) any commitment by Concrete or any of its Subsidiaries to any of the foregoing.

Section 3.10 Litigation. Except as disclosed in Section 3.10 of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries is subject to any outstanding Order, and there is no Action pending or, to the knowledge of Concrete, threatened involving Concrete or any of its Subsidiaries before any court, mediator, arbitral authority or Governmental Entity that is Material or that does or would prevent, materially impair or delay the consummation of the transactions contemplated by this Agreement. Section 3.10 of the Disclosure Schedule sets forth each settlement of any Action involving Concrete or any of its Subsidiaries or the Business since January 1, 2001 except settlements involving only a monetary payment of less than $100,000 and containing no other obligation or admission on the part of Concrete or any of its Subsidiaries. There is no Action (whether or not defense thereof or liability in respect thereof is covered by policies of insurance or agreements of indemnification) pending or, to the knowledge of Concrete, threatened against Concrete, any of its Subsidiaries, SI Corp or any of their respective predecessors which may involve any mandatory or voluntary recall of products of the Business or any Predecessor Business (whether manufactured owned, sold or leased by Concrete, any of its Subsidiaries, SI Corp or any other Person). Section 3.10 of the Disclosure Schedule sets forth a description of each currently outstanding written claim in excess of $100,000 or for non-monetary relief against Concrete or any of its Subsidiaries, including the amount thereof, for indemnification pursuant to any Contract to which it is a party or by which its assets are bound or affected or pursuant to any Legal Requirement. No Action is pending or, to the knowledge of Concrete, threatened, nor does any Order exist (which has not been discharged) in any such Action, against Concrete or any of its Subsidiaries to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with, this Agreement or any of transactions contemplated hereby.

Section 3.11 Taxes.

(a) Each of Concrete and its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which Concrete or any of its Subsidiaries is a member has timely filed or caused to be filed all Tax Returns required to be filed by it (taking into account applicable extension periods) on or before the Closing Date, and has paid all Taxes required to be paid, or adequate accruals as current liabilities, to the extent required by GAAP, will be made for such Taxes and for Taxes not yet due and payable for purposes of determining Aggregate Net Working Capital. Neither Concrete nor any of its Subsidiaries are contesting any Taxes except as set forth in Section 3.11(a) of the Disclosure Schedule. All Tax Returns filed by Concrete or any of its Subsidiaries are true, correct and complete (except for inaccuracies in such Tax Returns that are not, singly or in the aggregate, Material) as of the date on which they were filed or as subsequently amended, and there are no Liens for Taxes already due and payable on any of the assets of Concrete or any of its Subsidiaries. All Taxes that Concrete or any of its Subsidiaries is required by Legal Requirement to withhold or to collect for payment with respect to payments made to employees, creditors or third parties have been duly withheld and collected, and have been paid or accrued as current liabilities to the extent required by GAAP.

(b) Except as set forth on Section 3.11(b) of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries has (i) been notified in writing that any Tax Return is currently under audit by the IRS or any state or local tax agency and no Action or assessment is pending or, to the knowledge of Concrete, proposed with respect to any Material Taxes; (ii) made any agreement for, or is the beneficiary of or bound by, any extension of time or the waiver of the statute of limitations for the assessment or payment of any Taxes; or (iii) been notified in writing of, or has knowledge of, any dispute or claim concerning any Tax Liability being asserted against Concrete or any of its Subsidiaries.

(c) Neither Concrete nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as disclosed in Section 3.11(c) of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries (1) is a party to or bound by any Tax allocation or sharing agreement; (2) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal Tax Return (other than a group the common parent of which was Concrete) or (3) has any liability for the Taxes of any Person (other than Concrete and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(d) Other than with respect to Legacy Tax Liabilities, the unpaid Taxes of Concrete and its Subsidiaries (i) did not, as of November 6, 2005, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Business Interim Financial Statements, and (ii) will not exceed the reserve for unpaid Taxes taken into account for purposes of determining Aggregate Net Working Capital in accordance with GAAP.

(e) Neither Concrete nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)	intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(f) Neither Concrete nor any of its Subsidiaries is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) None of the property of Concrete and its Subsidiaries is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code.

Section 3.12 Compliance with Laws.

(a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule, each of Concrete and its Subsidiaries is in compliance with all applicable Legal Requirements applicable to Concrete or any of its Subsidiaries or any of their respective properties, assets or the Business, except for violations and breaches which are not, singly or in the aggregate, Material. Except as set forth in Section 3.12(a) of the Disclosure Schedule, there are no unresolved notices of deficiency or charges of violation of any Legal Requirement pending or, to the knowledge of Concrete, threatened against Concrete or its Subsidiaries, which are, singly or in the aggregate, Material.

(b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, each of Concrete and its Subsidiaries hold all Permits necessary for it to own or lease and to operate its properties and conduct the Business, except those Permits the absence of which are not Material (the “Concrete Permits”). All of the Concrete Permits are valid and in full force and effect, and any applications for renewal of any such Concrete Permit due prior to the Closing Date have been, or will be, timely filed prior to the Closing Date; no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Concrete Permit is pending for which service has been received by Concrete or its Subsidiaries or, to the knowledge of Concrete, otherwise pending or threatened; and, to the knowledge of Concrete, no actions by any Governmental Entity have been taken nor, to the knowledge of Concrete, are any such Actions threatened in connection with the expiration, continuance or renewal of any such Concrete Permit. Neither Concrete nor any of its Subsidiaries has received any notice or claim pertaining to the failure to obtain any Permit, except for any such notice or claim regarding any such Permit that is not Material.

(c) Since January 1, 2000, neither Concrete nor any of its Subsidiaries and no director, executive officer or, to the knowledge of Concrete, non-executive officer or employee, of Concrete, any of its Subsidiaries, nor, to the knowledge of Concrete, any agent acting on behalf of or for the benefit of Concrete or any of its Subsidiaries, has directly or indirectly (i) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of Concrete or any of its Subsidiaries, in order to obtain business or payments from such Persons, other than reasonable promotional and entertainment activities in the ordinary and lawful course of business, (ii) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with reasonable promotional or entertainment expenses in the ordinary and lawful course of business, (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under applicable Legal Requirements, (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of the books or records of Concrete or any of its Subsidiaries for any reason, (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or (vi) solicited, received, paid or offered any illegal remuneration for any referral in violation of any applicable Legal Requirement, including, without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback law.

(d) To the knowledge of Concrete, (i) neither Concrete nor any of its Special Affiliates, any of its Subsidiaries, or any of their Special Affiliates, nor (ii) or any Person (A)

Controlling or Controlled by any of Concrete or any of its Special Affiliates or any of its Subsidiaries or any of their Special Affiliates, (B) having a beneficial interest in Concrete or any of its Special Affiliates or any of its Subsidiaries or any of their Special Affiliates or (C) for whom Concrete or any of its Special Affiliates or any of its Subsidiaries or any of their Special Affiliates is acting as agent or nominee in connection with this Agreement:

(i)	bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control from time to time;

(ii)	is a Foreign Shell Bank; or

(iii)	resides in or whose funds are transferred from or through an account in a Non-Cooperative Jurisdiction.

(e) To the knowledge of Concrete and its Subsidiaries none of (i) Concrete, any of its Special Affiliates, or any of its Subsidiaries or any of their Special Affiliates, or (ii) any Person (A) Controlling or Controlled by Concrete, any of its Special Affiliates, any of its Subsidiaries or any of their Special Affiliates, (B) having a beneficial interest in Concrete, any of its Special Affiliates, or any of its Subsidiaries or any of their Special Affiliates or (C) for whom Concrete or any of its Subsidiaries or any of their Special Affiliates is acting as agent or nominee in connection with this Agreement resides in, or is organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(f) None of Concrete or any of its Subsidiaries nor any owner of the stock of Concrete or any of its Subsidiaries holds any funds that originate from, or that have been routed through, an account maintained by a Foreign Shell Bank, an “off-shore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

Section 3.13 Environmental Matters.

(a) Except for such matters that are disclosed in Section 3.13 of the Disclosure Schedule and for such matters as are not singly, or in the aggregate, Material (a) the ownership, use and operation of the assets currently owned, used or operated by Concrete or any of its Subsidiaries, the ownership, use and operation of the Predecessor Assets and the current conduct of the Business and the conduct and operation of the Predecessor Businesses have been, are and will be on the Closing Date in compliance in all Material respects with all applicable Environmental Laws; (b) Concrete and its Subsidiaries and the owners and operators of the Predecessor Businesses and the Predecessor Assets have obtained and are and have been in compliance in all Material respects with all Environmental Permits necessary under any applicable Environmental Laws for ownership and operation of the assets of Concrete and its Subsidiaries and the ownership and operation of the Predecessor Assets and the conduct of the Business and the Predecessor Businesses; (c) no Hazardous Substances have been disposed of or otherwise Released by Concrete or its Subsidiaries or any of their respective predecessors including SI Corp at or from the Concrete Real Property or at or from any of the Predecessor

Assets in a manner that would result in any Material Environmental Liabilities of Concrete or any of its Subsidiaries; (d) neither Concrete nor any of its Subsidiaries has received any written complaint, claim, citation, notice, summons or subpoena that is outstanding and that alleges that Concrete, its Subsidiaries or any of their respective predecessors, including SI Corp is (i) liable for a violation of any Environmental Law or (ii) liable for any Environmental Liabilities (including, without limitation, any such Environmental Liabilities incurred in connection with being designated as a “potentially responsible party” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law); (e) neither Concrete nor any of its Subsidiaries is subject to any outstanding consent or compliance order, decree or agreement issued or entered into under any Environmental Law and (f) all Environmental Permits addressed in clause (b) above are valid and in full force and effect, and none is undergoing any form of review or proceeding, whether requested or imposed, whose outcome may be to revoke, restrict, fail to renew, or materially modify any such Environmental Permit or to issue or require an additional Concrete Permit, compliance plan or governmental order. Except as disclosed in Section 3.13 of the Disclosure Schedule, to the knowledge of Concrete, there are no facts or circumstances now or formerly in existence in relation to the assets currently owned, used or operated by Concrete or any of its Subsidiaries or the Business or in relation to the Predecessor Businesses or the Predecessor Assets that could result in Environmental Liabilities of Concrete or any of its Subsidiaries, including, without limitation, liabilities in relation to Releases and the disposal of Hazardous Substances, except for Environmental Liabilities that are not, singly or in the aggregate, Material. Except as disclosed in Section 3.13 of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries nor any of the Predecessor Businesses has, by Environmental Law or Contract, agreed to, assumed or retained any responsibility or liability relating to environmental, health or safety matters, including without limitation responsibility to indemnify for, defend against or retain any Environmental Liability under any lease, purchase agreement, sale agreement, joint venture agreement, service agreement, or other binding Contract. Neither Concrete, its Subsidiaries nor any of the Predecessor Businesses has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site that, (A) has been placed or, to the knowledge of Concrete, is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, or (B) has been, within the previous five years, or is involved in any remediation effort or, to the knowledge of Concrete, environmental investigation, including any government-sponsored voluntary cleanup program. Concrete and its Subsidiaries have, or prior to the Closing Date will have, identified and provided to the Purchaser each significant environmental investigation, study, audit, test and other analysis conducted within the previous five years by or for or in the possession of Concrete or any of its Subsidiaries in relation to the Concrete Real Property or existing or potential Environmental Liabilities of Concrete, its Subsidiaries, or any Predecessor Businesses or any Predecessor Assets. To the knowledge of Concrete or any of its Subsidiaries, no use or failure of any products manufactured or sold by Concrete, any of its Subsidiaries or any of the Predecessor Businesses has resulted in the presence or Release of Hazardous Substances that could give rise to Environmental Liabilities, and neither Concrete nor any of its Subsidiaries has received any written complaint, claim, citation, notice, summons or subpoena that alleges that Concrete, any of its Subsidiaries or any of the Predecessor Businesses is liable for the presence or Release of Hazardous Substances resulting from the use or failure of such products.

(b) Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 3.13 shall be deemed to contain the only representations and warranties in this Agreement of Concrete, or arising out of the transactions contemplated by this Agreement regarding Concrete, with respect to environmental matters, including without limitation relating to Environmental Laws, Hazardous Substances and Environmental Liabilities.

Section 3.14 Certain Employment Agreements. Except as disclosed in Section 3.14 of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries is a party to or bound by any Contract regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of Concrete or any of its Subsidiaries that provides for or could result in payments in excess of $100,000 in any twelve month period.

Section 3.15 Employee Benefit Matters.

(a) Section 3.15(a) of the Disclosure Schedule includes a complete and accurate list of each compensation or benefit plan, agreement, policy, practice, program, or arrangement (whether or not subject to ERISA) maintained by Concrete or any of its Subsidiaries for the benefit of any employee, former employee, independent contractor or director of Concrete or any of its Subsidiaries (including, without limitation, each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity-based or deferred compensation plans) (collectively, the “Concrete Plans”). Except as specifically provided in the foregoing documents made available to the Purchaser and except as specifically provided for in this Agreement, there are no amendments to any Concrete Plans that have been adopted or approved, nor has Concrete or any member of its Aggregate Group undertaken to make or adopt any such amendments or to adopt or approve any new employee benefit plan.

(b) Concrete has made available to the Purchaser, with respect to each Concrete Plan, copies of, where applicable: (i) the documents embodying and relating to each such Concrete Plan, including the Concrete Plan document and the summary plan description, (ii) annual reports for the last two years for each such Concrete Plan and any related trust, (iii) the most recent determination or opinion letter received from the IRS pertaining to any such Concrete Plan intended to qualify under Section 401(a) of the Code and (iv) actuarial reports or valuations for the last two years.

(c) Each Concrete Plan has been administered in all Material respects in accordance with its terms and all applicable Legal Requirements, including, without limitation, ERISA and the Code, and contributions required to be made under the terms of any of the Concrete Plans or by any applicable Legal Requirement as of the date of this Agreement have been timely made and all premiums due or payable with respect to insurance policies funding any Concrete Plans for any period through the date of this Agreement have been timely made or paid in full, or, if not yet due, have been properly reflected on the Business Interim Financial Statements. No event has occurred or circumstances exist relating to Concrete and its operations that would result in a Material increase in premium cost of any Concrete Plan that is insured, or any material increase in benefit costs of any Concrete Plan that is self-funded, other than those increases that may be imposed by insurance companies upon the renewal of any insured plan or normal cost increases for self-insured plans.

(d) Each Concrete Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and to the knowledge of Concrete, no fact or event has occurred that would adversely affect the qualified status of any such Concrete Plan.

(e) Neither Concrete nor any of its Subsidiaries has since January 1, 1999 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a Multi-Employer Plan) or any plan otherwise subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f) Neither Concrete nor any of its Subsidiaries has incurred any withdrawal liability with respect to any Concrete Plan that is a Multi-Employer Plan that has not been satisfied in full.

(g) No audit or investigation by any Governmental Entity is pending or, to the knowledge of Concrete, threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) or breach of fiduciary duty occurred with respect to any Concrete Plan that has had or would be reasonably expected to be Material.

(h) All benefits due under each Concrete Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending or, to the knowledge of Concrete, threatened against any Concrete Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such Concrete Plan.

(i) To the knowledge of Concrete, none of the Concrete Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any Governmental Entity or quasi-governmental agency that has had or would be reasonably expected to be Material.

(j) Except as set forth in Section 3.15(j) of the Disclosure Schedule, (y) no Concrete Plan nor any other agreement, Contract or arrangement includes any provision that could result, separately or in combination with any other event, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, and (z) no amount paid or payable by Concrete or any of its Subsidiaries and no benefit received by any employee or former employee of Concrete or any of its Subsidiaries or any officer, director or consultant in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement, in conjunction with any other events, will be a “parachute payment” (within the meaning of Section 280G of the Code).

(k) Except as set forth in Section 3.15(k) of the Disclosure Schedule, no Concrete Plan provides life, health or other welfare benefits with respect to any Person beyond his or her retirement or other termination of employment except coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or applicable state medical benefits continuation Legal Requirements, and neither Concrete nor any of its Subsidiaries has made a promise or commitment to any employees or former employees of Concrete or any of its Subsidiaries for retiree health or life insurance benefits or other retiree death benefits.

(l) Except as set forth in this Agreement or in Section 3.15(l) of the Disclosure Schedule, all Concrete Plans may be terminated or amended after the Closing Date by Concrete without the approval of any Person.

(m) Neither Concrete and any member of its Aggregate Group nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would subject any Concrete Plan or its related trust, Concrete, any member of its Aggregate Group or any Person that Concrete or any member of its Aggregate Group has an obligation to indemnify, to any Taxes or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(n) Neither Concrete nor any of its Subsidiaries directly or indirectly maintains any loan (or equivalent thereof) to or for any employees, officers, directors or consultants of Concrete or its Subsidiaries, other than employee expense advances in the ordinary course of business.

(o) The consummation of the transactions contemplated by this Agreement will not result in liability to Purchaser, any of its Affiliates, Concrete or any of its Subsidiaries for any Taxes or other liabilities that would be Material relating to any Benefit Plan which is not a Concrete Plan.

(p) Section 3.15(p) of the Disclosure Schedule lists each Concrete Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code). Each Concrete Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004. All nonqualified bonus, incentive, profit sharing or other payments paid by Concrete or any of its Subsidiaries are paid within 2 1/2 months after the end of the taxable year in which the service provider is no longer subject to a substantial risk of forfeiture (within the meaning of IRS Notice 2005-1 and any other formal guidance provided by the IRS) and will not be considered a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(q) All Concrete Employee Benefit Arrangements are listed in Section 3.15(q) of the Disclosure Schedule. With respect to such arrangements:

(i)	Other than state or mandatory social security arrangements, the Concrete Employee Benefit Arrangements are the only schemes which provide retirement, death, disability or life insurance benefits.

(ii)	Except as set forth in Section 3.15(q) of the Disclosure Schedule, the Concrete Employee Benefit Arrangements comply, and have been managed in all Material respects in accordance with, all applicable Legal Requirements.

(iii)	All documents currently governing the Concrete Employee Benefit Arrangements or a summary (written in English) of the terms of the Concrete Employee Benefit Arrangements (including any proposed amendments announced prior to the date hereof) have been delivered to Purchaser and such documents or summaries are listed in Section 3.15(q) of the Disclosure Schedule.

(iv)	Where a Concrete Employee Benefit Arrangement is funded, contributions have been paid in accordance with the governing documentation of the Concrete Employee Benefit Arrangement.

(v)	There is no pending dispute about the benefits payable under the Concrete Employee Benefit Arrangements, and no claim by or against the trustees or managers of the Concrete Employee Benefit Arrangements or any of the participating employers has been made or, to the knowledge of Concrete, threatened that is still outstanding.

Section 3.16 Labor Relations; Employee Issues. Except as set forth in Section 3.16 of the Disclosure Schedule, there are: (a) no collective bargaining agreements or other labor union contracts applicable to employees of Concrete or any of its Subsidiaries to which Concrete or any of its Subsidiaries is a party or by which any of them is bound, and to the knowledge of Concrete, there are not any activities or proceedings of any such employees or any labor union to organize any such employees; and (b) no pending or, to the knowledge of Concrete, threatened actions concerning labor matters with respect to employees of Concrete or its Subsidiaries, except for such actions which are not Material. Except as set forth in Section 3.16 of the Disclosure Schedule, Concrete and its Subsidiaries have complied in all respects with all Legal Requirements relating to the employment of labor, except for any failure to comply which is not Material. There is no (i) to the knowledge of Concrete, unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”) relating to Concrete or any of its Subsidiaries; (ii) labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of Concrete, threatened against or affecting Concrete or any of its Subsidiaries, and neither Concrete nor any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) to the knowledge of Concrete, representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of Concrete or any of its Subsidiaries; or (iv) to the knowledge of Concrete, charge with respect to or relating to Concrete or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Neither Concrete nor any of its Subsidiaries has received notice from any Governmental Entity responsible for the enforcement of labor or employment Legal Requirements of an intention to conduct an investigation of Concrete or any of its Subsidiaries and, to the knowledge of Concrete, no such investigation is in progress. Neither Concrete nor any of its Subsidiaries has effected any plant closing, layoff, relocation of employees or taken (or failed to take) any other action that could give rise to any liability under WARN or any similar state, local or foreign Legal Requirement.

Section 3.17 Intellectual Property. Subject to any Intellectual Property infringement, misappropriation or similar violations of which Concrete has no knowledge, except as set forth in Section 3.17(a) of the Disclosure Schedule, Concrete or its Subsidiaries owns or possesses adequate rights to use all Intellectual Property rights necessary for the conduct of the Business by Concrete and its Subsidiaries as presently conducted free and clear of all Liens (excluding licenses applicable to said Intellectual Property). Section 3.17(b) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered trade names, registered copyrights and domain name registrations owned by Concrete or any of its Subsidiaries. Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries nor SI Corp has received since January 1, 2000 any written notice or any written claim that Concrete, any of its Subsidiaries or SI Corp has infringed or misappropriated any Intellectual Property right owned or alleged to be owned by any other Person and there is no Action pending against Concrete or any of its Subsidiaries, or SI Corp regarding the same. Except as set forth in Section 3.17(d) of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries nor SI Corp has notified in writing any other Person since January 1, 2000 that such Person has infringed or misappropriated any Intellectual Property right. To the knowledge of Concrete, the operation of the Business as currently conducted by Concrete or its Subsidiaries, including the design, development, manufacture, use, reproduction, display, marketing and sale of the products or services of Concrete or any of its Subsidiaries (including with respect to products currently under development), and the use of any and all Intellectual Property owned by or licensed to Concrete or any of its Subsidiaries, has not and currently does not infringe or misappropriate in any manner any Intellectual Property rights of any other Person or constitute unfair competition or trade practices under the laws of any jurisdiction. Immediately after the Closing, Concrete or its Subsidiaries shall, except as set forth on Schedule 3.17(e) of the Disclosure Schedule, have all Intellectual Property owned by or licensed to Concrete or its Subsidiaries immediately prior to the Closing, free and clear of all Liens (excluding licenses applicable to said Intellectual Property) and on, and subject to, the same terms and conditions as in effect immediately prior to the Closing.

Section 3.18 Real Property.

(a) Set forth in Section 3.18(a) of the Disclosure Schedule is (i) a complete list of real property (the “Concrete Owned Property”) owned by Concrete or any of its Subsidiaries, and (ii) a complete list of real property with respect to which Concrete or any of its Subsidiaries is lessee, sublessee, licensee or other occupant or user (the “Concrete Leased Property”). The Concrete Leased Property is sometimes referred to collectively herein with the Concrete Owned Property as the “Concrete Real Property”. A true and complete copy of each lease for the Concrete Leased Property with all amendments and modifications (the “Concrete Real Property Leases”) has been delivered or made available to the Purchaser. Additionally, all deeds, title policies, surveys, zoning and land use restrictions regarding the Concrete Real Property in Concrete’s possession or control have been delivered or made available to the Purchaser.

(b) Neither Concrete nor any of its Subsidiaries has received written notice of, and there is no material uncured breach or event of default on the part of Concrete, any of its Subsidiaries or their predecessors under any Concrete Real Property Lease. Except for the Concrete Owned Property, neither Concrete nor any of its Subsidiaries lease or occupy any land or improvements other than pursuant to the Concrete Real Property Leases. Concrete or one or more of its Subsidiaries enjoys peaceful and undisturbed possession under each Concrete Real Property Lease and currently occupies the property subject to the Concrete Real Property Leases. Except as set forth in Section 3.18(b) of the Disclosure Schedule, none of the Concrete Real Property Leases will be subject to termination or modification, and no consent or approval of any third party is required under any such lease as a result of the consummation of the transaction contemplated hereby.

(c) Each of Concrete and its Subsidiaries, as shown in Section 3.18(a) of the Disclosure Schedule, has good, marketable and indefeasible title in fee simple to the Concrete Owned Property, in each case free and clear of any Liens except for Permitted Liens. Concrete enjoys peaceful and undisturbed possession of the Concrete Owned Property. Except for Permitted Liens and as set forth in Section 3.18(c) of the Disclosure Schedule, there are no outstanding: (i) leases, subleases, licenses, concessions or other agreements pursuant to which Concrete or any of its Subsidiaries has granted any Person the right to use or occupy any portion of any Concrete Owned Property; or (ii) options or rights of first refusal pursuant to which Concrete or any of its Subsidiaries has granted to any Person the right to purchase, lease or use any Concrete Owned Property or any portion thereof. Concrete currently occupies all or a portion of Concrete Owned Property.

(d) Except as shown in Exhibit 3.18(d) of the Disclosure Schedule, with respect to each parcel of Concrete Owned Property and Concrete Leased Property, (i) there are no pending or, to the knowledge of Concrete, threatened condemnation proceedings or other legal proceedings relating to any such parcel or other matters Materially affecting the current use, occupancy or value thereof, (ii) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning or other laws in any Material respect or of any Permit or other forms of approval, regulation or restrictions by any Governmental Entity, and do not encroach on any easement which may burden the land; (iii) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (iv) there are no Contracts granting to any party or parties other than either Concrete or one of its Subsidiaries the right of use or occupancy of any such parcel, and there are no parties other than either Concrete or one of its Subsidiaries in possession of any such parcel; (v) all buildings and improvements located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting each such parcel, and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is, to the knowledge of Concrete, no pending or threatened termination of such access. The Concrete Owned Property and the Concrete Leased Property are all the material real property rights necessary for Concrete and its Subsidiaries to conduct the Business as currently conducted.

(e) The buildings, plants and structures owned or occupied by Concrete or any of its Subsidiaries are structurally sound and adequate for the uses to which they are being put in all material respects. Such buildings, plants and structures are in reasonable operating condition and reasonably fit for the particular purposes for which they are used in the Business (subject only to normal maintenance requirements and normal wear and tear).

Section 3.19 Concrete Designated Contracts.

(a) Section 3.19(a) of the Disclosure Schedule lists each of the following Contracts to which Concrete or any of its Subsidiaries is a party or by which any of their respective properties are bound or affected as of the date hereof (such Contracts being the “Concrete Designated Contracts”):

(i)	each Contract requiring payments by Concrete or any of its Subsidiaries or by Concrete and its Subsidiaries as a group in excess of $100,000 in the aggregate over the remaining term thereof that cannot be canceled by Concrete or one of its Subsidiaries on 60 days’ notice or less without penalty, liability or further payment;

(ii)	each Contract relating to Indebtedness of Concrete or any of its Subsidiaries, other than intercompany Indebtedness payable by Concrete, any of its Subsidiaries or Geosolutions to Concrete, any of its Subsidiaries or Geosolutions;

(iii)	each Contract that limits or purports to limit the ability of Concrete or any of its Subsidiaries to compete in any business area or geographic area or with any Person or imposes any secrecy or non-disclosure obligations on Concrete, any of its Subsidiaries or Geosolutions;

(iv)	each Contract relating to the sale of products of Concrete or any of its Subsidiaries or Concrete and its Subsidiaries as a group for consideration in excess of $100,000 annually;

(v)	each Contract for the provision of supplies or services to Concrete or any of its Subsidiaries or Concrete and its Subsidiaries as a group for consideration in excess of $100,000 annually;

(vi)	each management Contract or Contract with independent contractors or consultants requiring payments by Concrete or any of its Subsidiaries or Concrete and its Subsidiaries as a group in excess of $100,000 annually;

(vii)	each Contract to which the Seller Representative or any Affiliate of the Seller Representative is a party and which is not otherwise required to be listed pursuant to this Section 3.19(a);

(viii)	each Contract with any Governmental Entity involving total annual payments in excess of $100,000;

(ix)	each Contract for the acquisition or disposition of the capital stock or the business of any Person, whether directly or by merger, amalgamation, reorganization, share exchange, consolidation or otherwise;

(x)	each Concrete Real Property Lease;

(xi)	each Concrete Material Personal Property Lease;

(xii)	each Contract (or group of related Contracts) under which a Lien that is not a Permitted Lien is imposed on any of the assets, tangible or intangible of Concrete or any of its Subsidiaries;

(xiii)	each Contract (A) for the employment of any individual on a full-time or part-time basis providing annual compensation in excess of $100,000 or providing Prior Bonus and Severance Liabilities or severance benefits, (B) that is with any retired employee covering the period after such employee’s retirement (other than secrecy, nondisclosure or confidentiality agreements) or (C) that relates to a Concrete Plan or a Geosolutions Plan and requires payments in excess of $100,000 annually;

(xiv)	each Tax sharing or allocation Contract;

(xv)	each Contract relating to the issuance, redemption, repurchase, voting or transfer of any securities of Concrete or any of its Subsidiaries or the granting of any registration rights with respect thereto;

(xvi)	each license or other Contract (A) which requires or would reasonably be expected to require payments owed by Concrete or any of its Subsidiaries or Concrete and its Subsidiaries as a group of $100,000 or more annually for the use or license of Intellectual Property, or (B) under which Concrete or any of its Subsidiaries grants a third-party the right to use any Intellectual Property owned or licensed by Concrete or any of its Subsidiaries;

(xvii)	each Contract of guaranty, surety or indemnification, direct or indirect, by Concrete or any of its Subsidiaries and each Contract that evidences any warranty obligation of Concrete, any of its Subsidiaries or Geosolutions with respect to goods, services or products sold, leased or transported by it (except pursuant to the standard warranty terms described in Section 3.24 of the Disclosure Schedule);

(xviii)	each Contract (A) involving the receipt by Concrete or any of its Subsidiaries of $100,000 over the remaining term thereof that cannot be terminated by Concrete or such Subsidiary on 60 days notice or less without penalty, liability or further payment (B) that includes “most favored nation,” “meet or release” or similar pricing and delivery arrangements or that have a “cost-savings” or other similar performance or financial goals, (C) for the purchase of materials or supplies involving payment of amounts that include “take or pay” or similar pricing or delivery arrangements, or (D) that could involve the sale, exchange, lease, storage, transportation or servicing of products or services paid for but not yet delivered, or the delivery of more products or services than the other party to such Contract is obligated to pay for;

(xix)	each Contract for consideration in excess of $100,000 with any dealer, distributor or agent engaged in the marketing, sale or distribution of products manufactured or sold by Concrete or any of its Subsidiaries;

(xx)	each Contract involving the purchase or sale by Concrete or any of its Subsidiaries of any business;

(xxi)	each Contract involved in the Reorganization;

(xxii)	the SIND Stock Purchase Agreement;

(xxiii)	each Contract involving any sharing of profits, losses or revenues with any Person or the payment of earn-outs or contingent payments or similar arrangements with any Person;

(xxiv)	each Contract under which Concrete or any of its Subsidiaries has any Bonus or Severance Liabilities;

(xxv)	each Contract with a Significant Customer or a Significant Supplier; and

(xxvi)	each Contract other than this Agreement under which any Seller Transaction Expenses may have been paid or may be payable.

(b) Concrete has delivered or made available to the Purchaser a correct and complete copy of each written Concrete Designated Contract other than the purchase price under the SIND Stock Purchase Agreement which has been redacted. With respect to each such Concrete Designated Contract, (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Concrete nor, to the knowledge of Concrete, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iii) neither Concrete nor, to the knowledge of Concrete, any other party has repudiated any provision of the Contract. Except as set forth in Section 3.19 or Section 3.31 of the Disclosure Schedule, none of the Concrete Designated Contracts will be terminated or become subject to termination, renegotiation or modification or approval of any Governmental Entity or other Person as a result of the consummation of the transactions contemplated hereby.

Section 3.20 Tangible Personal Property. As of the date hereof and as of the Closing Date, Concrete and its Subsidiaries have good and marketable title in and to, or a valid license or leasehold interest in and to, all of the its Tangible Personal Property owned or leased by Concrete or any of its Subsidiaries the (“Concrete Tangible Personal Property”), except to the extent that the failure to have such good and marketable title or valid leasehold interest is not Material. None of the Concrete Tangible Personal Property is subject to any Liens other than Permitted Liens. Section 3.20 of the Disclosure Schedule sets forth a true and complete list of each personal property lease, sublease or license or sublicense under which Concrete or any of its Subsidiaries is lessee, sublessee, licensee or sublicensee of Concrete Tangible Personal Property which provides for future payments by Concrete or any of its Subsidiaries (or Concrete and its Subsidiaries as a group) of more than $100,000 over the remaining term thereof and cannot be cancelled by Concrete or one of its Subsidiaries upon notice of 60 days or less without penalty, further liability or further payment (the “Concrete Material Personal Property Leases”). The Concrete Tangible Personal Property is in reasonable operating condition and reasonably fit for the particular purposes for which it is used in the Business (subject only to normal maintenance requirements and reasonable wear and tear).

Section 3.21 Insurance. Section 3.21 of the Disclosure Schedule sets forth a true and complete list of all insurance policies of Concrete and its Subsidiaries that currently are in force and effect. Concrete has heretofore provided the Purchaser with a brief summary of the coverage and terms of each such policy. All such insurance policies are in full force and effect and no default has occurred thereunder. Section 3.21 of the Disclosure Schedule also lists all claims under any of such policies (or the predecessor policies) for the last two fiscal years except for claims that are not individually Material. Except for exceptions, defaults, terminations, modifications, accelerations or repudiations that are not Material, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, in accordance with its terms and in full force and effect, (b) neither Concrete nor any of its Subsidiaries nor, to the knowledge of Concrete, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, premium or cost adjustment, exhaustion or impairment of policy limits or acceleration, under the policy, and (c) neither Concrete nor any of its Subsidiaries nor, to the knowledge of Concrete, any other party to the policy has repudiated any provision thereof and neither Concrete nor any of its Subsidiaries has received notice of any such termination, modification, premium or cost adjustment, repudiation or acceleration or any actual or proposed or threatened denial of coverage or defense or reservation of rights with respect to any claim thereunder. None of the rights of Concrete or any of its Subsidiaries under any of such insurance policies will be subject to termination, modification, premium or cost adjustment, repudiation, exhaustion or impairment of policy limits or acceleration and no consent is required from any Person under or pursuant to any of such policy as a result of the consummation of the transactions contemplated hereunder. Section 3.21 of the Disclosure Schedule describes all self-insurance arrangements that affect Concrete or any of its Subsidiaries and a list of all claims under any of such arrangements for the last two fiscal years except for claims that are not individually Material.

Section 3.22 Brokers. Except as set forth on Section 3.22 of the Disclosure Schedule, neither the Purchaser nor Concrete nor any of its Subsidiaries will be responsible for the payment of any broker, finder, agent or investment banker fee or commission in connection with the transactions contemplated by this Agreement based upon commitments or arrangements by or on behalf of Concrete, any of its Subsidiaries, Geosolutions, any Seller or any Affiliate of any Seller.

Section 3.23 Powers of Attorney. Except as set forth in Section 3.23 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Concrete or any of its Subsidiaries.

Section 3.24 Product Warranties. Section 3.24 of the Disclosure Schedule sets forth the standard warranty terms offered by Concrete and its Subsidiaries or their predecessors with respect to products of the Business or any Predecessor Business during the past two years and under which Concrete or any of its Subsidiaries could have any Liabilities.

Section 3.25 Inventory. The Inventory of Concrete and its Subsidiaries (the “Concrete Inventory”), represents the normal stock in trade of Concrete and its Subsidiaries on hand. Net of applicable reserves established in accordance with GAAP, the Concrete Inventory is of a quality and quantity consistent with the past practices of the Business. No Material amount of Concrete Inventory is on consignment with another Person.

Section 3.26 Transactions with Certain Persons. Except as disclosed in Section 3.26 of the Disclosure Schedule, no Related Party (a) owns or has owned during the past three years, directly or indirectly, any interest in (other than holdings that represent less than 5% of any class of securities of any publicly-traded company) or is an officer, director, employee, consultant of, lender to or borrower of or has the right to participate in profits of, any Person which is a competitor, lessor, lessee, customer or supplier of Concrete or its Subsidiaries; or (b) owns, or has owned during the past three years, directly or indirectly, or is, or has been during the last three years, a party to any Contract with Concrete or any of its Subsidiaries other than employment related agreements entered into in the ordinary course of business.

Section 3.27 Product Liability Claims. Except as set forth in Section 3.27 of the Disclosure Schedule, there is currently no pending, and during the past two fiscal years, there has been no pending or, to the knowledge of Concrete, threatened Action with respect to (a) any product alleged to have been manufactured, shipped or sold by Concrete, any of its Subsidiaries or any Predecessor Business and alleged to have a defect in manufacture or design or (b) any other product liability or any similar claim with respect to any such product of Concrete, any of its Subsidiaries or Predecessor Business, nor to the knowledge of Concrete, is there any basis therefor. The reserves set forth on the Business Interim Financial Statements for product warranty fulfillment were established in accordance with GAAP.

Section 3.28 Bank and Other Accounts. Section 3.28 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Concrete or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, including in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Concrete and its Subsidiaries having signatory power with respect thereto.

Section 3.29 Relations with Customers and Suppliers. Except as disclosed in Section 3.29 of the Disclosure Schedule, neither Concrete nor any of its Subsidiaries has received any written notice nor, to the knowledge of Concrete, any verbal notice, that any Significant Customer or Significant Supplier intends to, or desires to, cease its business relationship with Concrete or any of its Subsidiaries, materially curtail purchases from or sales to Concrete or any of its Subsidiaries.

Section 3.30 Customers. Except as described in Section 3.30 of the Disclosure Schedule, neither the Concrete nor any of its Subsidiaries has lost, during the past two fiscal years, any customer which accounted for more than $1,000,000 of the aggregate annual combined revenues of Concrete and its Subsidiaries for the twelve months preceding such loss.

Section 3.31 Change in Control Provisions. Except as set forth in Sections 3.5, 3.18(b) and 3.31 of the Disclosure Schedule, no Concrete Designated Contract or Concrete Permit contains any restrictions on, or consent requirement with respect to, a change of control of Concrete.

Section 3.32 Accounts Receivable. All accounts receivable of Concrete and its Subsidiaries to be included in Aggregate Net Working Capital will be based on Concrete’s past practices and methodologies for recording such receivables which is in accordance with GAAP.

Section 3.33 Bonus and Severance Liabilities. Section 3.33 of the Disclosure Schedule sets forth all payment conditions, amounts and arrangements with respect to Bonus and Severance Liabilities and Prior Bonus and Severance Liabilities and the Persons to whom such Liabilities are or may be payable.

Section 3.34 Asset Transfers. The transfers of assets and employees effected pursuant to the SIND Stock Purchase Agreement did not materially and adversely impact the ability of Concrete, its Subsidiaries and Geosolutions to conduct the Business.

Section 3.35 Catoosa County. Geosolutions is the holder and owner of 100% of the Bonds (as defined in that certain Lease Agreement dated as of December 1, 1998 by and between the Catoosa County Development Authority and Synthetic Industries, Inc.) issued pursuant to that certain Indenture of Trust dated as of December 1, 1998 by and between the Catoosa County Development Authority and SunTrust Bank Atlanta.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GEOSOLUTIONS

In order to induce the Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Concrete and Geosolutions hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 4.1 Organization. Geosolutions is duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its business as it is now being conducted. Geosolutions is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such licensing or qualification necessary, except where the failure to be so duly licensed or qualified and in good standing (a) is not Material and (b) does not and would not adversely affect the ability of Geosolutions to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement. Geosolutions has full corporate power and authority to carry on the Business and to own and use the properties owned and used by it. Set forth in Section 4.1 of the Disclosure Schedule is a list of each jurisdiction in which Geosolutions or is qualified to conduct business. Geosolutions has previously delivered or made available to the Purchaser correct and complete copies of the certificates of incorporation and bylaws (or equivalent governing instruments), as currently in effect, of Geosolutions

Section 4.2 Capitalization. The authorized capital stock of Geosolutions consists of: 1,000 shares of preferred stock, par value $0.01 per share, and 3,300,000 shares of common stock, par value $0.01 per share. Such common stock is divided into five classes as follows: (a) 62.5 shares of Geosolutions Class A Stock, (b) 350,000 shares of Geosolutions Class B Stock, (c) 1,297,937.5 shares of Geosolutions Class C Stock, (d) 2,000 shares of Geosolutions Class D Stock and (e) 1,650,000 shares of Geosolutions Common Stock. As of the date hereof, there are (i) no shares of preferred stock issued and outstanding, (ii) 61.7390 shares of Geosolutions Class A Stock issued and outstanding, (iii) 117,700 shares of Geosolutions Class B Stock issued and outstanding, (iv) 890,424.7383 shares of Geosolutions Class C Stock issued and outstanding, (v) 2,000 shares of Geosolutions Class D Stock issued and outstanding and (vi) no shares of Geosolutions Common Stock issued and outstanding. The Geosolutions Shares constitute all of the issued and outstanding capital stock of Geosolutions and are, as of the date hereof, owned of record and beneficially by the Sellers as listed in Section 4.2 of the Disclosure Schedule. Geosolutions also has 185,870 options for Geosolutions Class C Stock outstanding under the Geosolutions Stock Incentive Plan (the “Geosolutions Stock Options”) of which none are vested and all are expected to vest in connection with the transactions contemplated by this Agreement. Since October 14, 2005, no additional shares of capital stock have been issued by Concrete, and no additional stock options or other stock rights have been granted. No stock appreciation rights are outstanding. Section 4.2 of the Disclosure Schedule lists the holders of Geosolutions Stock Options and the vesting schedule applicable to the Geosolutions Stock Options held by each such holder. All of the issued and outstanding Geosolutions Shares have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire such shares. None of the outstanding capital stock (including the Geosolutions Shares) or other securities of Geosolutions was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement or Contract. Except for the Geosolutions Stock Incentive Plan, there are no authorized or outstanding securities, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Geosolutions is a party or by which any of them is bound that could require Geosolutions to issue, sell, redeem or otherwise acquire, transfer or otherwise dispose of or vote any shares of capital stock or other equity securities of Geosolutions. Geosolutions is not a party to or bound by any debt agreements or instruments that grant any rights to vote (contingent or otherwise) on matters on which stockholders of Geosolutions may vote. Except as described in Section 4.2 of the Disclosure Schedule or as set forth in the certificate of incorporation or bylaws of Concrete, there are no voting trusts, proxies, buy-sell agreements, stock restriction agreements, registration rights agreements or other agreements, or undertakings with respect to the voting, transfer, conversion, issuance, redemption or registration of the capital stock (including the Geosolutions Shares) or any other securities or equity interests in Geosolutions.

Section 4.3 Subsidiaries. Geosolutions does not own, directly or indirectly, (a) any shares of capital stock of any corporation or (b) any other equity interest in any Person, domestic or foreign.

Section 4.4 Authority Relative to this Agreement. Geosolutions has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Concrete and the Sellers, assuming the due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes a valid and binding agreement of Geosolutions enforceable against Geosolutions in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.5 Noncontravention. Neither the execution and delivery of this Agreement by Geosolutions nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws (or equivalent governing instruments) of Geosolutions, (b) except as set forth in Section 4.5 of the Disclosure Schedule, require any consent, approval or notice under, or conflict with, modify, terminate, cancel, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, (or give rise to any right of termination, modification, cancellation or acceleration under) or result in the imposition of any Lien upon any of the assets of, Geosolutions under any of the terms, conditions or provisions of any Contract (including any Geosolutions Designated Contract) of Geosolutions, (c) subject to the approvals, filings and consents referred to in Section 4.6, violate any Legal Requirements applicable to Geosolutions or (d) except as set forth in Section 4.5 of the Disclosure Schedule, require any consent, approval or notice under, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Geosolutions Permit, except in the case of clauses (b) and (c), with respect to matters that (i) are not, singly or in the aggregate, Material, (ii) do not and would not impair the ability of Geosolutions to perform its obligations under this Agreement in any Material respect and (iii) will not and would not delay in any Material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.6 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Geosolutions that has not been obtained or made is required in connection with the execution or delivery by Geosolutions of this Agreement or the consummation by Geosolutions of the transactions contemplated hereby, other than (a) compliance with the notification and waiting period requirements of the HSR Act, and (b) consents, approvals, authorizations, declarations or filings that, if not obtained or made, (i) are not Material, (ii) do not and would not impair the ability of Geosolutions to perform its obligations under this Agreement in any Material respect and (iii) will not and would not delay in any Material respect or prevent the consummation of any of the transactions contemplated hereby

Section 4.7 [Intentionally Omitted].

Section 4.8 Absence of Undisclosed Liabilities. At the Balance Sheet Date there are no Liabilities of Geosolutions not reflected on the SI Financial Statements that are of the type required by GAAP to be reflected on the SI Financial Statements. Other than Seller Transaction Expenses, since the Balance Sheet Date, Geosolutions has not incurred any Liabilities, except for Liabilities incurred in the ordinary course of the business consistent with past practice and Liabilities which are not incurred in the ordinary course of business consistent with past practice and are not Material.

Section 4.9 Absence of Certain Changes. Except as set forth in Section 4.9 of the Disclosure Schedule, since the Balance Sheet Date, Geosolutions has conducted the Business in the ordinary course consistent with past practice and there has not been (a) a Material Adverse Change, (b) any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to any of Geosolutions’ capital stock, any redemption purchase or other acquisition by Geosolutions of any of its capital stock or any conversion of Geosolutions’ outstanding capital stock, (c) (i) any granting by Geosolutions to any executive officer or other key employee of Geosolutions of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date hereof as described in Section 4.9 of the Disclosure Schedule, (ii) any granting by Geosolutions to any such executive officer or other key employee of Geosolutions of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date hereof as described in Section 4.9 of the Disclosure Schedule, (iii) any entry by Geosolutions into any employment, severance or termination agreement with any such executive officer or other key employee of Geosolutions, except as described in Section 4.9 of the Disclosure Schedule, (d) any damage, destruction or loss to property of Geosolutions, whether or not covered by insurance, that is Material, (e) any sale, lease, transfer, or assignment of any assets, tangible or intangible of Geosolutions, having a book value greater than $100,000, other than sales of inventory in the ordinary course of business, (f) any imposition of any Lien upon any of the assets, tangible or intangible, of Geosolutions, other than Permitted Liens, (g) any transfer, assignment or grant of any license or sublicense by Geosolutions of any Material rights under or with respect to any Intellectual Property, (h) any change made or authorized in the certificate of incorporation or bylaws of Geosolutions, (i) any issuance, sale or other disposition of any of capital stock of or other equity interests in Geosolutions or the granting of any option, warrant, or other right to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of or other equity interests in Geosolutions, (j) any adoption, amendment, modification, increase in the payments under or termination of any bonus, profit sharing, incentive, deferred compensation, savings, insurance, pension, retirement, severance, or other plan, Contract, or commitment for the benefit of any of the directors, officers, managers or employees of Geosolutions (or any such action with respect to any other Geosolutions Plan), (k) any other Material change in employment terms for any of directors, officers, managers or employees of Geosolutions, (l) any revaluation of any of the assets of Geosolutions or any change in any of their accounting methods, classifications, principles or practices, (m) other than as required by applicable Legal Requirements, the taking of any position by Geosolutions on any Tax Return that would have the effect of increasing the Tax liability of Geosolutions or decreasing any Tax attribute of Geosolutions, or (n) any commitment by Geosolutions to any of the foregoing.

Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Disclosure Schedule, Geosolutions is not subject to any outstanding Order, and there is no Action pending or, to the knowledge of Geosolutions, threatened involving Geosolutions before any court, mediator, arbitral authority or Governmental Entity that is Material or that does or would prevent, materially impair or delay the consummation of the transactions contemplated by this Agreement. Section 4.10 of the Disclosure Schedule sets forth each settlement of any Action involving Geosolutions or the Business since January 1, 2001 except settlements involving only a monetary payment of less than $100,000 and containing no other obligation or admission on the part of Geosolutions. There is no Action (whether or not defense thereof or liability in respect thereof is covered by policies of insurance or agreements of indemnification) pending or, to the knowledge of Geosolutions, threatened against Geosolutions, SI Corp or any of their respective predecessors which may involve any mandatory or voluntary recall of products of the Business or any Predecessor Business (whether manufactured owned, sold or leased by Geosolutions, SI Corp or any other Person). Section 4.10 of the Disclosure Schedule sets forth a description of each currently outstanding written claim in excess of $100,000 or for non-monetary relief against Geosolutions, including the amount thereof, for indemnification pursuant to any Contract to which it is a party or by which its assets are bound or affected or pursuant to any Legal Requirement. No Action is pending or, to the knowledge of Geosolutions, threatened, nor does any Order exist (which has not been discharged) in any such Action, against Geosolutions to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with, this Agreement or any of transactions contemplated hereby.

Section 4.11 Taxes.

(a) Each of Geosolutions and any affiliated, consolidated, combined, unitary or similar group of which Geosolutions is a member has timely filed or caused to be filed all Tax Returns required to be filed by it (taking into account applicable extension periods) on or before the Closing Date, and has paid all Taxes required to be paid, or adequate accruals as current liabilities, to the extent required by GAAP, will be made for such Taxes and for Taxes not yet due and payable for purposes of determining Aggregate Net Working Capital. Geosolutions is not contesting any Taxes except as set forth in Section 4.11(a) of the Disclosure Schedule. All Tax Returns filed by Geosolutions are true, correct and complete (except for inaccuracies in such Tax Returns that are not, singly or in the aggregate, Material) as of the date on which they were filed or as subsequently amended, and there are no Liens for Taxes already due and payable on any of the assets of Geosolutions. All Taxes that Geosolutions is required by Legal Requirement to withhold or to collect for payment with respect to payments made to employees, creditors or third parties have been duly withheld and collected, and have been paid or accrued as current liabilities to the extent required by GAAP.

(b) Except as set forth on Section 4.11(b) of the Disclosure Schedule, neither Geosolutions has not (i) been notified in writing that any Tax Return is currently under audit by the IRS or any state or local tax agency and no Action or assessment is pending or, to the knowledge of Geosolutions, proposed with respect to any Material Taxes; (ii) made any agreement for, or is the beneficiary of or bound by, any extension of time or the waiver of the statute of limitations for the assessment or payment of any Taxes; or (iii) been notified in writing of, or has knowledge of, any dispute or claim concerning any Tax Liability being asserted against Geosolutions.

(c) Geosolutions has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as disclosed in Section 4.11(c) of the Disclosure Schedule, Geosolutions (1) is not a party to or bound by any Tax allocation or sharing agreement; (2) has not been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal Tax Return (other than a group the common parent of which was Geosolutions) or (3) has no liability for the Taxes of any Person (other than Geosolutions) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(d) Other than with respect to Legacy Tax Liabilities, the unpaid Taxes of Geosolutions (i) did not, as of November 6, 2005, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Business Interim Financial Statements, (ii) will not exceed the reserve for unpaid Taxes taken into account for purposes of determining Aggregate Net Working Capital in accordance with GAAP.

(e) Geosolutions will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)	intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(f) Geosolutions is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) None of the property of Geosolutions is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code.

Section 4.12 Compliance with Laws.

(a) Except as disclosed in Section 4.12(a) of the Disclosure Schedule, Geosolutions is in compliance with all applicable Legal Requirements applicable to Geosolutions or any of its respective properties, assets or the Business, except for violations and breaches which are not, singly or in the aggregate, Material. Except as set forth in Section 4.12(a) of the Disclosure Schedule, there are no unresolved notices of deficiency or charges of violation of any Legal Requirement pending or, to the knowledge of Geosolutions, threatened against Geosolutions, which are, singly or in the aggregate, Material.

(b) Except as disclosed in Section 4.12(b) of the Disclosure Schedule, Geosolutions holds all Permits necessary for it to own or lease and to operate its properties and conduct the Business, except those Permits the absence of which are not Material (the “Geosolutions Permits”). All of the Geosolutions Permits are valid and in full force and effect, and any applications for renewal of any such Geosolutions Permit due prior to the Closing Date have been, or will be, timely filed prior to the Closing Date; no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Geosolutions Permit is, pending to which service has been received by Geosolutions or, to the knowledge of Geosolutions, otherwise pending or threatened; and, to the knowledge of Geosolutions, no actions by any Governmental Entity have been taken nor, to the knowledge of Geosolutions, are any such Actions threatened in connection with the expiration, continuance or renewal of any such Geosolutions Permit. Geosolutions has not received any notice or claim pertaining to the failure to obtain any Permit, except for any such notice or claim regarding any such Permit that is not Material.

(c) Since January 1, 2000, neither Geosolutions nor any director, executive officer or, to the knowledge of Geosolutions, non-executive officer or employee, of Geosolutions, nor, to the knowledge of Geosolutions, any agent acting on behalf of or for the benefit of Geosolutions has directly or indirectly (i) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of Geosolutions, in order to obtain business or payments from such Persons, other than reasonable promotional and entertainment activities in the ordinary and lawful course of business, (ii) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with reasonable promotional or entertainment expenses in the ordinary and lawful course of business, (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under applicable Legal Requirements, (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of the books or records of Geosolutions for any reason, (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or (vi) solicited, received, paid or offered any illegal remuneration for any referral in violation of any applicable Legal Requirement, including, without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback law.

(d) To the knowledge of Geosolutions, (i) neither Geosolutions nor any of its Special Affiliates, nor (ii) or any Person (A) Controlling or Controlled by any of Geosolutions or any of its Special Affiliates, (B) having a beneficial interest in Geosolutions or any of its Special Affiliates or (C) for whom Geosolutions or any of its Special Affiliates is acting as agent or nominee in connection with this Agreement (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control from time to time (2) is a Foreign Shell Bank or (3) resides in or whose funds are transferred from or through an account in a Non-Cooperative Jurisdiction. Geosolutions reasonably believes that none of (i) Geosolutions or any of its Special Affiliates, or (ii) or any Person (A) Controlling or Controlled by Geosolutions or any of its Special Affiliates, (B) having a beneficial interest in Geosolutions or any of its Special Affiliates, or (C) for whom Geosolutions or any of its Special Affiliates is acting as agent or nominee in connection with this Agreement is (1) is a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s Immediate Family or any Close Associate of a Senior Foreign Political Figure, (2) resides in, or is organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns or (3) holds any funds that originate from, or that have been routed through, an account maintained by a Foreign Shell Bank, an “off-shore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

Section 4.13 Environmental Matters.

(a) Except for such matters that are disclosed in Section 4.13 of the Disclosure Schedule and for such matters as are not singly, or in the aggregate, Material (a) the ownership, use and operation of the assets currently owned, used or operated by Geosolutions, the ownership, use and operation of the Predecessor Assets and the current conduct of the Business and the conduct and operation of the Predecessor Businesses have been, are and will be on the Closing Date in compliance in all Material respects with all applicable Environmental Laws; (b) Geosolutions and the owners and operators of the Predecessor Businesses and the Predecessor Assets have obtained and are and have been in compliance in all Material respects with all Environmental Permits necessary under any applicable Environmental Laws for ownership and operation of the assets of Geosolutions and the ownership and operation of the Predecessor Assets and the conduct of the Business and the Predecessor Businesses; (c) no Hazardous Substances have been disposed of or otherwise Released by Geosolutions or any of its predecessors including SI Corp at or from the Geosolutions Real Property or at or from any of the Predecessor Assets in a manner that would result in any Material Environmental Liabilities of Geosolutions; (d) Geosolutions has not received any written complaint, claim, citation, notice, summons or subpoena that is outstanding and that alleges that Geosolutions or any of its predecessors, including SI Corp is (i) liable for a violation of any Environmental Law or (ii) liable for any Environmental Liabilities (including, without limitation, any such Environmental Liabilities incurred in connection with being designated as a “potentially responsible party” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law); (e) Geosolutions is not subject to any outstanding consent or compliance order, decree or agreement issued or entered into under any Environmental Law and (f) all Environmental Permits addressed in clause (b) above are valid and in full force and effect, and none is undergoing any form of review or proceeding, whether requested or imposed, whose outcome may be to revoke, restrict, fail to renew, or materially modify any such Environmental Permit or to issue or require an additional Geosolutions Permit, compliance plan or governmental order. Except as disclosed in Section 4.13 of the Disclosure Schedule, to the knowledge of Geosolutions, there are no facts or circumstances now or formerly in existence in relation to the assets currently owned, used or operated by Geosolutions or the Business or in relation to the Predecessor Businesses or the Predecessor Assets that could result in Environmental Liabilities of Geosolutions, including, without limitation, liabilities in relation to Releases and the disposal of Hazardous Substances, except for Environmental Liabilities that are not, singly or in the aggregate, Material. Except as disclosed in Section 4.13 of the Disclosure Schedule, neither Geosolutions nor any of the Predecessor Businesses has, by Environmental Law or Contract, agreed to, assumed or retained any responsibility or liability relating to environmental, health or safety matters, including without limitation responsibility to indemnify for, defend against or retain any Environmental Liability under any lease, purchase agreement, sale agreement, joint venture agreement, service agreement, or other binding Contract. Neither Geosolutions nor any of the Predecessor Businesses has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site that (A) has been placed or, to the knowledge of Geosolutions, is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, or (B) has been, within the previous five years, or is involved in any remediation effort or, to the knowledge of Geosolutions, any environmental investigation, including any government-sponsored voluntary cleanup program. Geosolutions has, or prior to the Closing Date will have, identified and provided to the Purchaser each significant environmental investigation, study, audit, test and other analysis conducted within the previous five years by or for or in the possession of Geosolutions in relation to the Geosolutions Real Property or existing or potential Environmental Liabilities of Geosolutions or any Predecessor Businesses or any Predecessor Assets. To the knowledge of Geosolutions, no use or failure of any products manufactured or sold by Geosolutions or any of the Predecessor Businesses has resulted in the presence or Release of Hazardous Substances that could give rise to Environmental Liabilities, and Geosolutions has not received any written complaint, claim, citation, notice, summons or subpoena that alleges that Geosolutions or any of the Predecessor Businesses is liable for the presence or Release of Hazardous Substances resulting from the use or failure of such products.

(b) Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 4.13 shall be deemed to contain the only representations and warranties in this Agreement of Geosolutions, or arising out of the transactions contemplated by this Agreement regarding Geosolutions, with respect to environmental matters, including without limitation relating to Environmental Laws, Hazardous Substances and Environmental Liabilities.

Section 4.14 Certain Employment Agreements. Except as disclosed in Section 4.14 of the Disclosure Schedule, Geosolutions is not a party to or bound by any Contract regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of Geosolutions that provides for or could result in payments in excess of $100,000 in any twelve month period.

Section 4.15 Employee Benefit Matters.

(a) Section 4.15(a) of the Disclosure Schedule includes a complete and accurate list of each compensation or benefit plan, agreement, policy, practice, program, or arrangement (whether or not subject to ERISA) maintained by Geosolutions for the benefit of any employee, former employee, independent contractor or director of Geosolutions including, without limitation, each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity-based or deferred compensation plans) (collectively, the “Geosolutions Plans”). Except as specifically provided in the foregoing documents made available to the Purchaser and except as specifically provided for in this Agreement, there are no amendments to any Geosolutions Plans that have been adopted or approved, nor has Geosolutions or any member of its Aggregate Group undertaken to make or adopt any such amendments or to adopt or approve any new employee benefit plan.

(b) Geosolutions has made available to the Purchaser, with respect to each Geosolutions Plan, copies of, where applicable: (i) the documents embodying and relating to each such Geosolutions Plan, including the Geosolutions Plan document and the summary plan description, (ii) annual reports for the last two years for each such Geosolutions Plan and any related trust, (iii) the most recent determination or opinion letter received from the IRS pertaining to any such Geosolutions Plan intended to qualify under Section 401(a) of the Code and (iv) actuarial reports or valuations for the last two years.

(c) Each Geosolutions Plan has been administered in all Material respects in accordance with its terms and all applicable Legal Requirements, including, without limitation, ERISA and the Code, and contributions required to be made under the terms of any of the Geosolutions Plans or by any applicable Legal Requirement as of the date of this Agreement have been timely made and all premiums due or payable with respect to insurance policies funding any Geosolutions Plans for any period through the date of this Agreement have been timely made or paid in full, or, if not yet due, have been properly reflected on the Business Interim Financial Statements. No event has occurred or circumstances exist relating to Geosolutions and its operations that would result in a material increase in premium cost of any Geosolutions Plan that is insured, or any Material increase in benefit costs of any Geosolutions Plan that is self-funded, other than those increases that may be imposed by insurance companies upon the renewal of any insured plan or normal cost increases for self-insured plans.

(d) Each Geosolutions Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and to the knowledge of Geosolutions, no fact or event has occurred that would adversely affect the qualified status of any such Geosolutions Plan.

(e) Geosolutions has not since January 1, 1999 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a Multi-Employer Plan) or any plan otherwise subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f) Geosolutions has not incurred any withdrawal liability with respect to any Geosolutions Plan that is a Multi-Employer Plan that has not been satisfied in full.

(g) No audit or investigation by any Governmental Entity is pending or, to the knowledge of Geosolutions, threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) or breach of fiduciary duty occurred with respect to any Geosolutions Plan that has had or would be reasonably expected to be Material.

(h) All benefits due under each Geosolutions Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending or, to the knowledge of Geosolutions, threatened against any Geosolutions Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such Geosolutions Plan.

(i) To the knowledge of Geosolutions, none of the Geosolutions Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any Governmental Entity or quasi-governmental agency that has had or would be reasonably expected to be Material.

(j) Except as set forth in Section 4.15(j) of the Disclosure Schedule, (y) no Geosolutions Plan nor any other agreement, Contract or arrangement includes any provision that could result, separately or in combination with any other event, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement and (z) no amount paid or payable by Geosolutions and no benefit received by any employee or former employee of Geosolutions or any officer, director or consultant in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement, in conjunction with any other events, will be a “parachute payment” (within the meaning of Section 280G of the Code).

(k) Except as set forth in Section 4.15(k) of the Disclosure Schedule, no Geosolutions Plan provides life, health or other welfare benefits with respect to any Person beyond his or her retirement or other termination of employment except coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or applicable state medical benefits continuation Legal Requirements, and Geosolutions has not made a promise or commitment to any employees or former employees of Geosolutions for retiree health or life insurance benefits or other retiree death benefits.

(l) Except as set forth in this Agreement or in Section 4.15(l) of the Disclosure Schedule, all Geosolutions Plans may be terminated or amended after the Closing Date by Geosolutions without the approval of any Person.

(m) Neither Geosolutions and any member of its Aggregate Group nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would subject any Geosolutions Plan or its related trust, Geosolutions, any member of its Aggregate Group or any Person that Geosolutions or any member of its Aggregate Group has an obligation to indemnify, to any Taxes or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(n) Geosolutions does not directly or indirectly maintain any loan (or equivalent thereof) to or for any employees, officers, directors or consultants of Geosolutions, other than employee expense advances in the ordinary course of business.

(o) The consummation of the transactions contemplated by this Agreement will not result in liability to Purchaser, any of its Affiliates or Geosolutions for any Taxes or other liabilities that would be Material relating to any Benefit Plan which is not a Geosolutions Plan.

(p) Section 4.15(p) of the Disclosure Schedule lists each Geosolutions Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code). Each Geosolutions Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004. All nonqualified bonus, incentive, profit sharing or other payments paid by Geosolutions are paid within 2 1/2 months after the end of the taxable year in which the service provider is no longer subject to a substantial risk of forfeiture (within the meaning of IRS Notice 2005-1 and any other formal guidance provided by the IRS) and will not be considered a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(q) All Geosolutions Employee Benefit Arrangements are listed in Section 4.15(q) of the Disclosure Schedule. With respect to such arrangements:

(i)	Other than state or mandatory social security arrangements, the Geosolutions Employee Benefit Arrangements are the only schemes which provide retirement, death, disability or life insurance benefits.

(ii)	Except as set forth in Section 4.15(q) of the Disclosure Schedule, the Geosolutions Employee Benefit Arrangements comply, and have been managed in all Material respects in accordance with, all applicable Legal Requirements.

(iii)	All documents currently governing the Geosolutions Employee Benefit Arrangements or a summary (written in English) of the terms of the Geosolutions Employee Benefit Arrangements (including any proposed amendments announced prior to the date hereof) have been delivered to Purchaser and such documents or summaries are listed in Section 4.15(q) of the Disclosure Schedule.

(iv)	Where a Geosolutions Employee Benefit Arrangement is funded, contributions have been paid in accordance with the governing documentation of the Geosolutions Employee Benefit Arrangement.

(v)	There is no pending dispute about the benefits payable under the Geosolutions Employee Benefit Arrangements, and no claim by or against the trustees or managers of the Geosolutions Employee Benefit Arrangements or any of the participating employers has been made or, to the knowledge of Geosolutions, threatened that is still outstanding.

Section 4.16 Labor Relations; Employee Issues. Except as set forth in Section 4.16 of the Disclosure Schedule, there are: (a) no collective bargaining agreements or other labor union contracts applicable to employees of Geosolutions to which Geosolutions is a party or by which it is bound, and, to the knowledge of Geosolutions, there are not any activities or proceedings of any such employees or any labor union to organize any such employees; and (b) no pending or, to the knowledge of Geosolutions, threatened actions concerning labor matters with respect to employees of Geosolutions, except for such actions which are not Material. Except as set forth in Section 4.16 of the Disclosure Schedule, Geosolutions has complied in all respects with all Legal Requirements relating to the employment of labor, except for any failure to comply which is not Material. There is no (i) to the knowledge of Geosolutions, unfair labor practice charge or complaint pending before the NLRB relating to Geosolutions; (ii) labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of Geosolutions, threatened against or affecting Geosolutions, and Geosolutions has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) to the knowledge of Geosolutions, representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of Geosolutions; or (iv) to the knowledge of Geosolutions, charge with respect to or relating to Geosolutions pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Geosolutions has not received notice from any Governmental Entity responsible for the enforcement of labor or employment Legal Requirements of an intention to conduct an investigation of Geosolutions and, to the knowledge of Geosolutions, no such investigation is in progress. Geosolutions has not effected any plant closing, layoff, relocation of employees or taken (or failed to take) any other action that could give rise to any liability under WARN or any similar state, local or foreign Legal Requirement.

Section 4.17 Intellectual Property. Subject to any Intellectual Property infringement, misappropriation or similar violations of which Geosolutions has no knowledge, except as set forth in Section 4.17(a) of the Disclosure Schedule, Geosolutions owns or possesses adequate rights to use all Intellectual Property rights necessary for the conduct of the Business by Geosolutions as presently conducted free and clear of all Liens (excluding licenses applicable to said Intellectual Property). Section 4.17(b) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered trade names, registered copyrights and domain name registrations owned by Geosolutions. Except as set forth in Section 4.17(c) of the Disclosure Schedule, neither Geosolutions nor SI Corp has received since January 1, 2000 any written notice or any written claim that Geosolutions or SI Corp has infringed or misappropriated any Intellectual Property right owned or alleged to be owned by any other Person and there is no Action pending against Geosolutions or SI Corp regarding the same. Except as set forth in Section 4.17(d) of the Disclosure Schedule, neither Geosolutions nor SI Corp has notified in writing any other Person since January 1, 2000 that such Person has infringed or misappropriated any Intellectual Property right. To the knowledge of Geosolutions, the operation of the Business as currently conducted by Geosolutions, including the design, development, manufacture, use, reproduction, display, marketing and sale of the products or services of Geosolutions (including with respect to products currently under development), and the use of any and all Intellectual Property owned by or licensed to Geosolutions, has not and currently does not infringe or misappropriate in any manner any Intellectual Property rights of any other Person or constitute unfair competition or trade practices under the laws of any jurisdiction. Immediately after the Closing, Geosolutions shall, except as set forth in Section 4.17(e) of the Disclosure Schedule, have all Intellectual Property owned by or licensed to Geosolutions immediately prior to the Closing, free and clear of all Liens (excluding licenses applicable to said Intellectual Property) and on, and subject to, the same terms and conditions as in effect immediately prior to the Closing.

Section 4.18 Real Property.

(a) Set forth in Section 4.18(a) of the Disclosure Schedule is (i) a complete list of real property (the “Geosolutions Owned Property”) owned by Geosolutions, and (ii) a complete list of real property with respect to which Geosolutions is lessee, sublessee, licensee or other occupant or user (the “Geosolutions Leased Property”). The Geosolutions Leased Property is sometimes referred to collectively herein with the Geosolutions Owned Property as the “Geosolutions Real Property”. A true and complete copy of each lease for the Geosolutions Leased Property with all amendments and modifications (the “Geosolutions Real Property Leases”) has been delivered or made available to the Purchaser. Additionally, all deeds, title policies, surveys, zoning and land use restrictions regarding the Geosolutions Real Property in Geosolutions’ possession or control have been delivered or made available to the Purchaser. With respect to the Geosolutions Real Property Leases, Geosolutions has not received written notice of, and is not aware of, any breach or event of default on its part, except where such breach, default or condition has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Geosolutions has not received written notice of, and there is no material uncured breach or event of default on the part of Geosolutions or any of its predecessors under any Geosolutions Real Property Lease. Except for the Geosolutions Owned Property, Geosolutions does not lease or occupy any land or improvements other than pursuant to the Geosolutions Real Property Leases. Geosolutions enjoys peaceful and undisturbed possession under each Geosolutions Real Property Lease and currently occupies the property subject to the Geosolutions Real Property Leases. Except as set forth in Section 4.18(b) of the Disclosure Schedule, none of the Geosolutions Real Property Leases will be subject to termination or modification, and no consent or approval of any third party is required under any such lease as a result of the consummation of the transaction contemplated hereby.

(c) Geosolutions, as shown in Section 4.18(a) of the Disclosure Schedule, has good, marketable and indefeasible title in fee simple to the Geosolutions Owned Property, in each case free and clear of any Liens except for Permitted Liens. Geosolutions enjoys peaceful and undisturbed possession of the Geosolutions Owned Property. Except for Permitted Liens and as set forth in Section 4.18(c) of the Disclosure Schedule, there are no outstanding: (i) leases, subleases, licenses, concessions or other agreements pursuant to which Geosolutions has granted any Person the right to use or occupy any portion of any Geosolutions Owned Property; or (ii) options or rights of first refusal pursuant to which Geosolutions has granted to any Person the right to purchase, lease or use any Geosolutions Owned Property or any portion thereof. Geosolutions currently occupies all or a portion of Geosolutions Owned Property.

(d) With respect to each parcel of Geosolutions Owned Property and Geosolutions Leased Property, (i) there are no pending or, to the knowledge of Geosolutions, threatened condemnation proceedings or other legal proceedings relating to any such parcel or other matters Materially affecting the current use, occupancy or value thereof, (ii) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning or other laws in any Material respect or of any Permit or other forms of approval, regulation or restrictions by any Governmental Entity, and do not encroach on any easement which may burden the land; (iii) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (iv) there are no Contracts granting to any party or parties other than Geosolutions the right of use or occupancy of any such parcel, and there are no parties other than Geosolutions in possession of any such parcel; (v) all buildings and improvements located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting each such parcel, and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is, to the knowledge of Geosolutions, no pending or threatened termination of such access. The Geosolutions Owned Property and the Geosolutions Leased Property are all the material real property rights necessary for Geosolutions to conduct the Business as currently conducted.

(e) The buildings, plants and structures owned or occupied by Geosolutions are structurally sound and adequate for the uses to which they are being put in all material respects. Such buildings, plants and structures are in reasonable operating condition and reasonably fit for the particular purposes for which they are used in the Business (subject only to normal maintenance requirements and normal wear and tear).

Section 4.19 Geosolutions Designated Contracts.

(a) Section 4.19(a) of the Disclosure Schedule lists each of the following Contracts to which Geosolutions is a party or by which any of its properties are bound or affected as of the date hereof (such Contracts being the “Geosolutions Designated Contracts”):

(i)	each Contract requiring payments by Geosolutions in excess of $100,000 in the aggregate over the remaining term thereof that cannot be canceled by Geosolutions on 60 days’ notice or less without penalty, liability or further payment;

(ii)	each Contract relating to Indebtedness of Geosolutions, other than intercompany Indebtedness payable by Geosolutions to Geosolutions;

(iii)	each Contract that limits or purports to limit the ability of Geosolutions to compete in any business area or geographic area or with any Person or imposes any secrecy or non-disclosure obligations on Geosolutions;

(iv)	each Contract relating to the sale of products of Geosolutions for consideration in excess of $100,000 annually;

(v)	each Contract for the provision of supplies or services to Geosolutions or any for consideration in excess of $100,000 annually;

(vi)	each management Contract or Contract with independent contractors or consultants requiring payments by Geosolutions in excess of $100,000 annually;

(vii)	each Contract to which the Seller Representative or any Affiliate of the Seller Representative is a party and which is not otherwise required to be listed pursuant to this Section 4.19(a);

(viii)	each Contract with any Governmental Entity involving total annual payments in excess of $100,000;

(ix)	each Contract for the acquisition or disposition of the capital stock or the business of any Person, whether directly or by merger, amalgamation, reorganization, share exchange, consolidation or otherwise;

(x)	each Geosolutions Real Property Lease;

(xi)	each Geosolutions Material Personal Property Lease;

(xii)	each Contract (or group of related Contracts) under which a Lien that is not a Permitted Lien is imposed on any of the assets, tangible or intangible of Geosolutions;

(xiii)	each Contract (A) for the employment of any individual on a full-time or part-time basis providing annual compensation in excess of $100,000 or providing Prior Bonus and Severance Liabilities or severance benefits, (B) that is with any retired employee covering the period after such employee’s retirement (other than secrecy, nondisclosure or confidentiality agreements) or (C) that relates to a Geosolutions Plan or a Concrete Plan and requires payments in excess of $100,000 annually;

(xiv)	each Tax sharing or allocation Contract;

(xv)	each Contract relating to the issuance, redemption, repurchase, voting or transfer of any securities of Geosolutions or the granting of any registration rights with respect thereto;

(xvi)	each license or other Contract (A) which requires or would reasonably be expected to require payments owed by Geosolutions of $100,000 or more annually for the use or license of Intellectual Property, or (B) under which Geosolutions grants a third-party the right to use any Intellectual Property owned or licensed by Geosolutions;

(xvii)	each Contract of guaranty, surety or indemnification, direct or indirect, by Geosolutions and each Contract that evidences any warranty obligation of Geosolutions, with respect to goods, services or products sold, leased or transported by it (except pursuant to the standard warranty terms described in Section 4.24 of the Disclosure Schedule);

(xviii)	each Contract (A) involving the receipt by Geosolutions of $100,000 over the remaining term thereof that cannot be terminated by Geosolutions on 60 days notice or less without penalty, liability or further payment (B) that includes “most favored nation,” “meet or release” or similar pricing and delivery arrangements or that have a “cost-savings” or other similar performance or financial goals, (C) for the purchase of materials or supplies involving payment of amounts that include “take or pay” or similar pricing or delivery arrangements, or (D) that could involve the sale, exchange, lease, storage, transportation or servicing of products or services paid for but not yet delivered, or the delivery of more products or services than the other party to such Contract is obligated to pay for;

(xix)	each Contract for consideration in excess of $100,000 with any dealer, distributor or agent engaged in the marketing, sale or distribution of products manufactured or sold by Geosolutions;

(xx)	each Contract involving the purchase or sale by Geosolutions of any business;

(xxi)	each Contract involved in the Reorganization;

(xxii)	the SIND Stock Purchase Agreement;

(xxiii)	each Contract involving any sharing of profits, losses or revenues with any Person or the payment of earn-outs or contingent payments or similar arrangements with any Person;

(xxiv)	each Contract under which Geosolutions has any Bonus and Severance Liabilities;

(xxv)	each Contract with a Significant Customer or a Significant Supplier; and

(xxvi)	each Contract other than this Agreement under which any Seller Transaction Expenses may have been paid or may be payable.

(b) Geosolutions has delivered or made available to the Purchaser a correct and complete copy of each written Geosolutions Designated Contract other than the purchase price under the SIND Stock Purchase Agreement, which has been redacted. With respect to each such Geosolutions Designated Contract, (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Geosolutions nor, to the knowledge of Geosolutions, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iii) neither Geosolutions nor, to the knowledge of Geosolutions, any other party has repudiated any provision of the Contract. Except as set forth in Section 4.19 or Section 4.31 of the Disclosure Schedule, none of the Geosolutions Designated Contracts will be terminated or become subject to termination, renegotiation or modification or approval of any Governmental Entity or other Person as a result of the consummation of the transactions contemplated hereby.

Section 4.20 Tangible Personal Property. As of the date hereof and as of the Closing Date, Geosolutions has good and marketable title in and to, or a valid license or leasehold interest in and to, all of the Tangible Personal Property owned or leased by Geosolutions the (“Geosolutions Tangible Personal Property”), except to the extent that the failure to have such good and marketable title or valid leasehold interest is not Material. None of the Geosolutions Tangible Personal Property is subject to any Liens other than Permitted Liens. Section 4.20 of the Disclosure Schedule sets forth a true and complete list of each personal property lease, sublease or license or sublicense under which Geosolutions is lessee, sublessee, licensee or sublicensee of Geosolutions Tangible Personal Property which provides for future payments by Geosolutions of more than $100,000 over the remaining term thereof and cannot be cancelled by Geosolutions upon notice of 60 days or less without penalty, further liability or further payment (the “Geosolutions Material Personal Property Leases”). The Geosolutions Tangible Personal Property is in reasonable operating condition and reasonably fit for the particular purposes for which it is used in the Business (subject only to normal maintenance requirements and reasonable wear and tear).

Section 4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth a true and complete list of all insurance policies of Geosolutions that currently are in force and effect. Geosolutions has heretofore provided the Purchaser with a brief summary of the coverage and terms of each such policy. All such insurance policies are in full force and effect and no default has occurred thereunder. Section 4.21 of the Disclosure Schedule also lists all claims under any of such policies (or the predecessor policies) for the last two fiscal years except for claims that are not individually Material. Except for exceptions, defaults, terminations, modifications, accelerations or repudiations that are not Material, with respect to each such insurance policy:

(a) the policy is legal, valid, binding, enforceable, in accordance with its terms and in full force and effect, (b) neither Geosolutions nor, to the knowledge of Geosolutions, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, premium or cost adjustment, exhaustion or impairment of policy limits or acceleration, under the policy, and (c) neither Geosolutions nor, to the knowledge of Geosolutions, any other party to the policy has repudiated any provision thereof and Geosolutions has not received notice of any such termination, modification, premium or cost adjustment, repudiation or acceleration or any actual or proposed or threatened denial of coverage or defense or reservation of rights with respect to any claim thereunder. None of the rights of Geosolutions under any of such insurance policies will be subject to termination, modification, premium or cost adjustment, repudiation, exhaustion or impairment of policy limits or acceleration and no consent is required from any Person under or pursuant to any of such policy as a result of the consummation of the transactions contemplated hereunder. Section 4.21 of the Disclosure Schedule describes all self-insurance arrangements that affect and a list of all claims under any of such arrangements for the last two fiscal years except for claims that are not individually Material.

Section 4.22 Brokers. Except as set forth on Section 4.22 of the Disclosure Schedule, neither the Purchaser nor Geosolutions will be responsible for the payment of any broker, finder, agent or investment banker fee or commission in connection with the transactions contemplated by this Agreement based upon commitments or arrangements by or on behalf of Concrete, Geosolutions, any Seller or any Affiliate of any Seller.

Section 4.23 Powers of Attorney. Except as set forth in Section 4.23 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Geosolutions.

Section 4.24 Product Warranties. Section 4.24 of the Disclosure Schedule sets forth the standard warranty terms offered by Geosolutions or their predecessors with respect to products of the Business or any Predecessor Business during the past two years and under which Geosolutions or any of its Subsidiaries could have any Liabilities.

Section 4.25 Inventory. The Inventory of Geosolutions (the “Geosolutions Inventory”), represents the normal stock in trade of Geosolutions on hand. Net of applicable reserves established in accordance with GAAP, the Geosolutions Inventory is of a quality and quantity consistent with the past practices of the Business. No Material amount of Geosolutions Inventory is on consignment with another Person.

Section 4.26 Transactions with Certain Persons. Except as disclosed in Section 4.26 of the Disclosure Schedule, no Related Party (a) owns or has owned during the past three years, directly or indirectly, any interest in (other than holdings that represent less than 5% of any class of securities of any publicly-traded company) or is an officer, director, employee, consultant of, lender to or borrower of or has the right to participate in profits of, any Person which is a competitor, lessor, lessee, customer or supplier of Geosolutions; or (b) owns, or has owned during the past three years, directly or indirectly, or is, or has been during the last three years, a party to any Contract with Geosolutions other than employment related agreements entered into in the ordinary course of business.

Section 4.27 Product Liability Claims. Except as set forth in Section 4.27 of the Disclosure Schedule, there is currently no pending, and during the past two fiscal years, there has been no pending or, to the knowledge of Geosolutions, threatened Action with respect to (a) any product alleged to have been manufactured, shipped or sold by Geosolutions or any Predecessor Business and alleged to have a defect in manufacture or design or (b) any other product liability or any similar claim with respect to any such product of Geosolutions or Predecessor Business, nor to the knowledge of Geosolutions, is there any basis therefor. The reserves set forth on the Business Interim Financial Statements for product warranty fulfillment were established in accordance with GAAP.

Section 4.28 Bank and Other Accounts. Section 4.28 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Geosolutions has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, including in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Geosolutions having signatory power with respect thereto.

Section 4.29 Relations with Customers and Suppliers. Except as disclosed in Section 4.29 of the Disclosure Schedule, Geosolutions has not received any written notice nor, to the knowledge of Geosolutions, any verbal notice, that any Significant Customer or Significant Supplier intends to, or desires to, cease its business relationship with Geosolutions, materially curtail purchases from or sales to Geosolutions.

Section 4.30 Customers. Except as described in Section 4.30 of the Disclosure Schedule, Geosolutions has not lost, during the past two fiscal years, any customer which accounted for more than $1,000,000 of the aggregate annual combined revenues of Geosolutions for the twelve months preceding such loss.

Section 4.31 Change in Control Provisions. Except as set forth in Sections 4.5, 4.18(b) and 4.31 of the Disclosure Schedule, no Geosolutions Designated Contract or Geosolutions Permit contains any restrictions on, or consent requirement with respect to, a change of control of Geosolutions.

Section 4.32 Accounts Receivable. All accounts receivable of Geosolutions to be included in Aggregate Net Working Capital will be based on Geosolutions’ past practices and methodologies for recording such receivables which is in accordance with GAAP.

Section 4.33 Bonus and Severance Liabilities. Section 4.33 of the Disclosure Schedule sets forth all payment conditions, amounts and arrangements with respect to Bonus and Severance Liabilities and Prior Bonus and Severance Liabilities and the Persons to whom such Liabilities are or may be payable.

Section 4.34 Asset Transfers. The transfers of assets and employees effected pursuant to the SIND Stock Purchase Agreement did not materially and adversely impact the ability of Concrete, its Subsidiaries and Geosolutions to conduct the Business.

Section 4.35 Catoosa County. Geosolutions is the holder and owner of 100% of the Bonds (as defined in that certain Lease Agreement dated as of December 1, 1998 by and between the Catoosa County Development Authority and Synthetic Industries, Inc.) issued pursuant to that certain Indenture of Trust dated as of December 1, 1998 by and between the Catoosa County Development Authority and SunTrust Bank Atlanta.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Seller severally (as to himself, herself or itself and not as to any other Seller) hereby represents and warrants to the Purchaser as follows:

Section 5.1 Organization. For Sellers other than natural persons, such Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so duly licensed or qualified and in good standing would not adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.2 Authority Relative to this Agreement. Each Seller has full legal right, power, capacity and authority (including, if applicable, full organizational power, capacity and authority) to execute, deliver and perform this Agreement and each other agreement, instrument or document to be executed and delivered by such Seller hereunder and to consummate the transactions contemplated hereby. All actions or proceedings required to be taken by or on the part of such Seller, its board of directors, shareholders, partners, members, owners, trustees or beneficiaries, to authorize and permit the execution and delivery by such Seller of this Agreement and the instruments and documents required to be executed and delivered by such Seller hereunder and the performance by such Seller of such Seller’s obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and binding agreement of such Seller, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3 Share Ownership. Such Seller is and will be immediately prior to Closing the record and beneficial owner of the number of Shares of the Class set forth next to such Seller’s name on Exhibit 5.3. Such Seller has, and at Closing will have, good title to such Shares, free and clear of any Lien. Good and valid title to such Shares will be transferred to the Purchaser at the Closing, free and clear of all Liens, except for any Liens arising as a result of actions by the Purchaser and its Affiliates. Except as provided in this Agreement, the Concrete Registration Rights Agreement, the Geosolutions Registration Rights Agreement, the Concrete Charter, the Geosolutions Charter, the Concrete Stockholders Agreement and the Geosolutions

Stockholders Agreement, such Seller is not a party to any option, warrant, purchase right or other Contract or commitment that requires, affects or otherwise relates to the sale, transfer, conversion, registration, disposition or voting of any Shares.

Section 5.4 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) for Sellers other than natural persons, conflict with or result in any violation of any provision of the organizational documents of such Seller, or with any resolution or authorization adopted by the governing body or equityholders of such Seller, (b) subject to the approvals, filings and consents referred to in Sections 3.6, 4.6 and 5.5, violate any Legal Requirements applicable to such Seller, (c) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contracts of such Seller, or (d) result in the imposition or creation of any Lien upon or with respect to the Shares, or any of the assets of Concrete or its Subsidiaries or Geosolutions.

Section 5.5 Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to any Governmental Entity or any other Person on the part of such Seller that has not been obtained or made is required in connection with the execution or delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby, other than (a) compliance by the applicable parties with the notification and waiting period requirements of the HSR Act, and (b) consents, approvals, authorizations, declarations or filings that are set forth on Sections 3.5 and 4.5 of the Disclosure Schedule.

Section 5.6 Litigation. As of the date hereof, there is no Action pending against, or to the knowledge of such Seller threatened against such Seller or such Seller’s properties, assets or business that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby or the execution, delivery or performance by such Seller of this Agreement or any instrument, agreement or document required to be delivered hereunder.

Section 5.7 Brokers. None of Concrete, any of its Subsidiaries, Geosolutions, the Purchaser or any of its Affiliates will be responsible for the payment of any broker, finder or investment banker fee or commission in connection with the transactions contemplated by this Agreement based upon any commitments or arrangements made by or on behalf of such Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Sellers, Concrete and Geosolutions to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Sellers, Concrete and Geosolutions as follows:

Section 6.1 Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 6.2 Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Sellers, Concrete and Geosolutions, constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation of incorporation or bylaws (or equivalent governing instruments) of the Purchaser or any of its Subsidiaries, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts of the Purchaser or any of its Subsidiaries or (c) subject to the approvals, filings and consents referred to in Section 6.4, violate any Legal Requirements applicable to the Purchaser or any of its Subsidiaries, except in the case of clauses (b) and (c), with respect to matters that are not reasonably likely to (i) result in a material adverse effect with respect to the Purchaser and its Subsidiaries, taken as a whole, (ii) impair the ability of the Purchaser to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 6.4 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of the Purchaser or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, other than (a) compliance with the notification and waiting period requirements of the HSR Act and (b) consents, approvals, authorizations, declarations or filings that, if not obtained or made, are not reasonably likely to (i) result in a material adverse effect with respect to the Purchaser and its Subsidiaries, taken as a whole, (ii) impair the ability of the Purchaser to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

Section 6.5 Financing. The Purchaser has delivered to the Seller Representative a true and complete copy of the commitment letter dated December 30, 2005 and related term sheets provided by BNP Paribas for the debt financing of the transactions contemplated by this Agreement (the “Debt Financing Letter”). Assuming the receipt of the funds contemplated by the Debt Financing Letter, the Purchaser will have available to it at the Closing cash in at least the amount required to make the payments required to be made by it at the Closing and sufficient funds to consummate the transactions contemplated hereby. The Purchaser is not aware of any facts or circumstances that would cause Purchaser to be unable to obtain the financing in accordance with the terms of the Debt Financing Letter.

Section 6.6 No Outside Reliance.

(a) The Purchaser acknowledges and agrees that no other party hereto or any of such other party’s Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding Concrete, its Subsidiaries or Geosolutions, except as expressly set forth in this Agreement, and that the Purchaser is not relying on any representation or warranty, oral or written, express or implied, made by any other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b) In connection with the Purchaser’s investigation of Concrete and its Subsidiaries and Geosolutions, the Purchaser has received certain estimates, projections and other forecasts regarding Concrete and its Subsidiaries and Geosolutions. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking responsibility for making and has made its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, none of Concrete, its Subsidiaries, Geosolutions or the Sellers make any representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 6.7 Investment Intent. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof in violation of the Securities Act of 1933, as amended or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

Section 6.8 Solvency. Assuming all conditions to Closing pursuant to Article VIII hereto have been fulfilled, immediately following the Closing, each of Concrete and Geosolutions will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Concrete and Geosolutions, means that, immediately following the Closing Date, (i) the amount of the Present Fair Salable Value of each of Concrete’s and Geosolutions’ assets will, as of such date, exceed all of their respective liabilities, contingent or otherwise, determined after giving effect to any savings provisions in guarantees limiting liability to an amount that can be guaranteed without rendering the guarantee voidable under applicable state and federal law, including insolvency laws, as of such date, (ii) each of Concrete and Geosolutions will not have, as of such date, an unreasonably small amount of capital for the business in which they are respectively engaged or will be engaged and (iii) each of Concrete and Geosolutions will be able to pay their respective Debts as they become absolute and mature, taking into account the timing of and the amounts of cash to be received by them and the timing of and the amounts of cash to be payable on or in respect of their indebtedness. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent”, (A) “Debt” means liability on a “Claim”; and (B) “Claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, determined after giving effect to any savings provisions in guarantees limiting liability to an amount that can be guaranteed without rendering the guarantee voidable under applicable state and federal law, including insolvency laws or (ii) the right to an equitable remedy for breach on performance if such breach gives rise to a payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of each of Concrete or Geosolutions, as applicable, (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

Section 6.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser for which any Seller would be responsible.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business of Concrete and Geosolutions. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Sellers will cause each of Concrete and Geosolutions to, and each of Concrete and Geosolutions will, and Concrete will cause its Subsidiaries to, conduct its respective business, as applicable, according to its ordinary and usual course and consistent with past practices in all material respects, use its commercially reasonable efforts in the ordinary course of business and consistent with past practice to maintain its present relationship with all material licensors, suppliers and customers and, except as otherwise expressly contemplated by this Agreement, prior to the Closing, the Sellers will cause each of Concrete and Geosolutions not to and each of Concrete and Geosolutions will not, and Concrete will cause its Subsidiaries not to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed):

(a) amend their respective certificates of incorporation or bylaws (or equivalent governing instruments);

(b) authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issue, sell, pledge, encumber or deliver any shares of its capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any Contract with respect to the issuance of, shares of its capital stock, except in the ordinary course of business under the Concrete Stock Incentive Plan or the Geosolutions Stock Incentive Plan in accordance with the terms thereof;

(c) split, combine or reclassify any shares of its capital stock;

(d) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Concrete or any of its Subsidiaries or Geosolutions, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition to another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and for other borrowings not exceeding $1,000,000 in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e) acquire or sell (whether by merger, consolidation or otherwise), or lease, encumber, suffer to exist any Lien (other than any Permitted Lien) on, transfer or dispose of assets of a book value in excess of $250,000, except for sales of Inventory and dispositions of worn-out equipment in the ordinary course of business;

(f) make any Material Tax elections;

(g) modify, amend or terminate any Geosolutions Designated Contract or Concrete Designated Contract or waive, release, settle or assign any rights or claims thereunder, except for settlements of normal claims in the amount of $100,000 or less in the ordinary course of business or enter into any Contract that would be defined a Concrete Designated Contract or a Geosolutions Designated Contract if in effect on the date hereof;

(h) except as may be required as a result of a change in Legal Requirements or in GAAP, change any of the accounting principles, classifications, methods or practices used by it or revalue any of its assets;

(i) make, grant or commit to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant of Concrete or its Subsidiaries or Geosolutions, other than base salary increases of employees (other than officers) in the ordinary course of business consistent with past practice, which do not in the aggregate increase annual compensation expense by more than 2.5% of the annual compensation expense for the fiscal year ended October 2, 2005, amend or terminate any Concrete Plan or Geosolutions Plan except to the extent required by applicable Legal Requirements, or adopt any new Concrete Plan or Geosolutions Plan; adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or merger;

(j) declare or pay any dividends other than cash dividends, issue, purchase or redeem any shares of its capital stock or any securities convertible into or exchangeable for any of its capital stock, make any other non-cash distributions to its stockholders in their capacity as such or issue any right to acquire capital stock;

(k) amend or terminate any Permit or acquire any new Permit, except as required by applicable Legal Requirements;

(l) commit to make any capital expenditure (or series of related capital expenditures) exceeding $250,000 in the aggregate, except for expenditures set forth in the capital expenditures budgets of Concrete and its Subsidiaries and Geosolutions previously delivered to the Purchaser;

(m) cancel or terminate any insurance policy or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies, for premiums at not more than current market rates, are in full force and effect;

(n) acquire any business or change the fundamental nature of the Business;

(o) fail to make or delay making the capital, maintenance and environmental, health and safety expenditures in the amount and at the times required in the budget previously provided to the Purchaser;

(p) delay the payment of payables or accelerate the collection of receivables or payments to it for products in a manner inconsistent with past practice;

(q) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or merger;

(r) enter into any settlement, decree, consent Order or other similar agreement under Environmental Law;

(s) enter into any Contract or arrangement requiring any other Person to consent or approve the transaction contemplated hereby; or

(t) commit to do any of the foregoing.

All commercially sensitive information subject to the Restricted Access Procedures delivered to the Purchaser or its Representatives in connection with any request for the Purchaser’s consent to any matter under this Section 7.1 or otherwise shall be delivered pursuant to, and to the Persons authorized in, the Restricted Access Procedures.

Section 7.2 Access and Information. Between the date of this Agreement and the Closing, each of Concrete and Geosolutions shall, and Concrete shall cause its Subsidiaries to, afford the Purchaser and its officers, employees, agents, potential lenders and their respective authorized representatives (including accountants, financial advisors and legal counsel) (collectively, “Representatives”) reasonable access at all reasonable times, and in a manner so as not to unreasonably interfere with normal operation of the Business, to the properties, personnel and Books and Records and shall furnish to the Purchaser and its Representatives such other information as required by this Agreement or as the Purchaser or its Representatives may from time to time reasonably request; provided, however, that the Purchaser, Concrete and its Subsidiaries and Geosolutions will comply with mutually agreed upon procedures (the “Restricted Access Procedure”) restricting access to commercially sensitive information (the general nature of such information to be defined in such procedures). Nothing in this Section 7.2 shall be interpreted so as to grant to the Purchaser or any of its Representatives the right to perform invasive or subsurface investigations of the properties or facilities of Concrete or its Subsidiaries or Geosolutions.

Section 7.3 Governmental Filings and Consents. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all commercially reasonable efforts to effect promptly all required registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act. Any and all filing fees required to be paid in respect of any filings under the HSR Act shall be paid by the Purchaser.

Section 7.4 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement, as well as the press release or releases with respective to consummation of such transactions, shall be in the form consented to by the Purchaser and the Seller Representative (which consent shall not be unreasonably withheld or delayed), except where such release is required by applicable Legal Requirement. Through the Closing, the Purchaser, on the one hand, and the Sellers, Geosolutions and Concrete, on the other hand, shall not, and shall cause their Subsidiaries and Affiliates not to, issue or cause the publication of any other press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other (which consent shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable Legal Requirement.

Section 7.5 Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. If requested by Purchaser, Sellers will use reasonable efforts to obtain cancellation letters from all holders of Concrete Stock Options or Geosolutions Stock Options in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.6 Certain Indemnification. From and after the Closing, the Purchaser will cause each of Concrete and Geosolutions to, and each of Concrete and Geosolutions will, continue to indemnify and hold harmless each present and former director and officer of Concrete and its Subsidiaries and Geosolutions against any Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that Geosolutions and Concrete would have been permitted under Delaware law and their certificates of incorporation, bylaws or other organizational documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Legal Requirements); provided, however, that the person to whom such expenses are advanced must provide an undertaking to Geosolutions or Concrete (as appropriate) to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification. No later than the Closing Date, Purchaser shall purchase “run-off” or “tail coverage” officers and directors liability insurance coverage for the officers and directors of Concrete and Geosolutions, which shall continue until the sixth anniversary of the Closing Date. The costs of such coverage (which shall not exceed $180,000) shall be shared equally by the Sellers, on the one hand, and Purchaser, on the other hand. The Sellers’ portion of such cost shall be considered a Seller Transaction Expense.

Section 7.7 Seller Representative. Each Seller and Qualifying Optionholder hereby designates Investcorp International, Inc. to be the “Seller Representative” to execute any and all instruments or other documents on behalf of the Sellers and the Qualifying Optionholders and to do any and all other acts or things on behalf of the Sellers and the Qualifying Optionholders which the Seller Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder at or following the Closing. Without limiting the generality of the foregoing, the Seller Representative shall have the full and exclusive authority to (a) agree with the Purchaser with respect to any matter or thing required or deemed necessary by the Seller Representative in connection with the provisions of this Agreement calling for the agreement of the Sellers and the Qualifying Optionholders, give and receive notices on behalf of all the Sellers and the Qualifying Optionholders, and act on behalf of the Sellers and the Qualifying Optionholders in connection with any matter as to which the Sellers and the Qualifying Optionholders are or may be obligated under this Agreement, all in the absolute discretion of the Seller Representative, (b) make payment to the Purchaser of any amount out of the Working Capital Adjustment Holdback Fund, the Legacy Tax Indemnification Holdback Fund or the Cobra Holdback Fund in order to pay the Purchaser any amounts due to the Purchaser from the Sellers and the Qualifying Optionholders pursuant to Sections 2.6, 10.2 and 7.9, respectively, of this Agreement, to object to any such payment, to agree to negotiate, enter into settlements and compromises of and comply with orders of courts with respect to such claims, all in the absolute discretion of the Seller Representative, and (c) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Seller Representative to be necessary or advisable in connection with, this Agreement. The Sellers and the Qualifying Optionholders shall cooperate with the Seller Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by the Seller Representative shall be binding upon all Sellers and the Qualifying Optionholders, and no Seller or Qualifying Optionholder shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative may communicate with any Seller and the Qualifying Optionholders or any other Person concerning its responsibilities hereunder, but it is not required to do so. The Seller Representative has a duty to serve in good faith the interests of the Sellers and the Qualifying Optionholders and to perform its designated role under this Agreement, but the Seller Representative shall have no financial liability whatsoever to any Person relating to its services hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. The Sellers and the Qualifying Optionholders shall indemnify and hold harmless the Seller Representative against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of its services as the Seller Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. The Seller Representative may deduct all out-of-pocket expenses incurred by or on behalf of the Sellers and the Qualifying Optionholders by the Seller Representative from the Holdback Funds. Each Seller and each Qualifying Optionholder hereby agrees that the Purchaser shall have no responsibility for, and hereby releases the Purchaser from, any Liability to such Seller or Qualifying Optionholder and such Seller or

Qualifying Optionholder’s heirs, legal representatives, successors and assigns, for any act or omission of the Seller Representative; provided that the Purchaser shall be entitled to rely upon the identity and notice information for the Seller Representative set forth in Section 11.8 until notice is received by the Purchaser that such information has changed. The Seller Representative may resign at any time by notifying in writing the Purchaser, the Sellers and the Qualifying Optionholders, provided that at such time the Sellers and the Qualifying Optionholders have named a replacement representative to serve in the Seller Representative’s place.

Section 7.8 Confidentiality.

(a) The Purchaser shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Sellers in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement dated November 16, 2005 between the Purchaser and Harris Williams & Co. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 7.8(a) shall terminate. Information obtained by the Purchaser and its Representatives pursuant to Section 7.2 shall be subject to the provisions of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) For a period of five years following the Closing Date, the Sellers shall not, and the Sellers shall cause their Affiliates and the respective Representatives of the Sellers and their Affiliates not to, use for their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers or their Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Sellers or such Affiliates reasonably determine they are legally obligated to disclose if: (i) he, she or it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity; (ii) to the extent legally permissible, he, she or it notifies the Purchaser of the existence, terms and circumstances surrounding such request and consults with the Purchaser on the advisability of taking steps available under applicable Legal Requirements to resist or narrow such request; and (iii) he, she or it exercises his, her or its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all confidential, proprietary or secret information and data relating to Concrete or its Subsidiaries or Geosolutions or the transactions contemplated hereby including, without limitation, technical information and information pertaining to methods, processes, designs, equipment, customer data and supplier data, utilities data, cost information, transportation information, pricing and operating procedures (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 7.8(b)).

Section 7.9 COBRA. In the event that Shaw provides notice on or prior to 5:00 p.m. Eastern Daylight Time on March 31, 2006 to Concrete that Shaw is exercising its election to cause Concrete to purchase the Excludable Cobra Tangible Assets (as such term is defined in the SIND Stock Purchase Agreement), at the option of the Purchaser to be exercised in a writing delivered to the Seller Representative no later than 20 Business Days after Shaw provides such notice, the Sellers shall pay to Concrete an amount equal to the purchase price to be paid for the Excludable Cobra Tangible Assets as determined by the SIND Stock Purchase Agreement against delivery to the Seller Representative or its designee or assignee of the Excludable Cobra Tangible Assets. Prior to any sale by the Seller Representative of the Excludable Cobra Tangible Assets to any third party, the Seller Representative shall offer to the Purchaser the option to purchase the Excludable Cobra Tangible Assets at scrap value by delivery to the Purchaser of a scrap valuation of the Excludable Cobra Tangible Assets, such option to be exercisable upon notice to the Seller Representative within 30 days of the Purchaser’s receipt of such valuation at the price set forth in such valuation. If the Purchaser does not exercise its option to purchase the Excludable Cobra Tangible Assets within such exercise period pursuant to this Section 7.9, the Seller Representative shall be permitted to sell, transfer or otherwise dispose of the Excludable Cobra Tangible Assets free of any further restrictions.

Section 7.10 Non-Disparagement. No party hereto shall make, participate in the making of, or encourage any other Person to make, any statements, whether written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the public perception of, any other party hereto or any of their respective present, former or future directors, Representatives, shareholders, members or equityholders.

Section 7.11 Termination of Certain Agreements. The Sellers, Concrete and Geosolutions shall terminate, prior to Closing, the Contracts listed in Section 7.11 of the Disclosure Schedule at no cost or expense to Concrete, any of its Subsidiaries or Geosolutions.

Section 7.12 [Intentionally Omitted].

Section 7.13 Payment of Indebtedness. At least two Business Days prior to the Closing Date, Sellers will cause each of Concrete and Geosolutions to, and Concrete and its Subsidiaries and Geosolutions shall (a) obtain from the holders of all Indebtedness payoff letters in form reasonably acceptable to the Purchaser (collectively, the “Payoff Letters”) setting forth the amount necessary to pay in full such Indebtedness at Closing, (b) obtain the termination of any and all other obligations of Concrete, its Subsidiaries and Geosolutions under the applicable documentation related thereto and (c) obtain the release of any and all Liens on the assets of Concrete, its Subsidiaries and Geosolutions securing such Indebtedness under the applicable documentation relating thereto.

Section 7.14 Seller Transaction Expenses. Sellers will cause each of Concrete and Geosolutions to, and each of Concrete and Geosolutions shall deliver to the Purchaser at Closing acknowledgments of payment in full of all Seller Transaction Expenses incurred through the Closing from all Persons to whom any Seller Transaction Expenses are payable.

Section 7.15 Additional Financial Statements; Management’s Discussion and Analysis.

(a) Concrete and Geosolutions shall deliver to the Purchaser at or prior to Closing the audited consolidated balance sheet of SI Corp for the fiscal year ended as of October 3, 2004, and the related audited consolidated statements of income and cash flows of SI Corp, together with all related notes and schedules thereto (the “2004 Audit”). The 2004

Audit shall (i) be prepared in accordance with the books of account and other financial records of SI Corp and its consolidated Subsidiaries (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial condition of SI Corp and its consolidated Subsidiaries as of October 3, 2004 and the consolidated results of operation, changes in stockholders’ equity and cash flows of SI Corp and its consolidated Subsidiaries for the fiscal year then ended, and (iii) be prepared in accordance with GAAP applied on a basis consistent with past practices of SI Corp.

(b) Concrete and Geosolutions shall use their reasonable commercial efforts to assist the Purchaser and its Representatives in any reasonable manner in the preparation, in accordance with GAAP and Regulation S-X under the Securities Act of 1933, of (i) the unaudited consolidated balance sheet for SI Corp and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity and the related footnotes for each quarter comprising the fiscal year ended October 2, 2005; and (ii) consolidated balance sheet of SI Corp. and the related consolidated statements of operations, statements of change in stockholders’ equity, statements of cash flow as of and for the fiscal years ended September 28, 2003, October 3, 2004 and October 2, 2005 together with all related notes and schedules thereto prepared in accordance with GAAP and Regulation S-X under the Securities Act of 1933 (together with the 2005 Audit, the “Additional Financial Statements”).

(c) Concrete and Geosolutions shall cause the auditors conducting the audit in connection with the Additional Financial Statements to grant access to their substantive audit workpapers related to the SI Financial Statements and the Additional Financial Statements to the Purchaser’s Accountants.

(d) Any costs or expenses incurred by Concrete, any of its Subsidiaries or Geosolutions in connection with the preparation of the Additional Financial Statements shall be a Seller Transaction Expense to the extent incurred prior to January 24, 2005 and shall be borne by the Purchaser.

(e) If requested by the Purchaser, Concrete and Geosolutions shall make their management personnel available to the Purchaser at such times as are reasonably necessary in order for the Purchaser to be able to prepare and complete as soon as practicable, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that meets the requirements of Regulation S-K of the Securities and Exchange Commission with respect to the Business for each of the years ended 2003, 2004 and 2005 and interim periods.

Section 7.16 Assistance with Financing. Sellers, Concrete and Geosolutions acknowledge that the Purchaser and its Affiliates may cause one or more information or offering memoranda to be prepared and used in connection with the Purchaser’s financing of the transactions contemplated hereby and the ongoing working capital needs of the Business following Closing. Concrete and Geosolutions shall use their reasonable commercial efforts to provide and to cause the Subsidiaries of Concrete to provide to the Purchaser, its Affiliates and their Representatives access to, and to permit the use of, information reasonably necessary with respect thereto, and to cooperate with the Purchaser, its Affiliates and their Representatives in any reasonable manner in connection with such financing, including providing access to all personnel necessary to consummate such financing, all at such times, in such manner, and upon such notice as to avoid undue disruption to the Business. Concrete and Geosolutions shall deliver to the Purchaser, its Affiliates and their financing providers in a timely manner and make the management personnel of Concrete, its Subsidiaries and Geosolutions available to execute and deliver or cause to be executed and delivered such agreements, documents, instruments, certificates as to financial and solvency matters and other certificates and consents as are customarily delivered in connection with comparable financings and as may be reasonably requested by the Purchaser, its Affiliates and their financing providers in connection with such financing. Concrete and Geosolutions shall make the management personnel of Concrete, its Subsidiaries and Geosolutions available to participate in road shows and similar presentations to potential lenders and investors and in the preparation of offering memoranda, private placement memoranda and similar documents, provided that such activities do not unduly interfere with the performance by such management personnel of their duties. All out-of-pocket costs and expenses incurred by or on behalf of Concrete, its Subsidiaries and Geosolutions in connection with this Section 7.16 shall be on account of and shall be payable by the Purchaser. Concrete and Geosolutions shall cooperate with the Purchaser, its Affiliates and their Representatives in any reasonable manner to assist the Purchaser in procuring ALTA/ACSM Land Title Surveys-Improved Property (As-Built) of Concrete Real Property or Geosolutions Real Property and written commitments for owner’s policies of title insurance on Concrete Real Property or Geosolutions Real Property (owned and leased), on an American Land Title Association 1992 form (or, if unavailable, equivalent state-specific form).

Section 7.17 Purchaser Financing Efforts. The Purchaser shall use all commercially reasonable efforts to take, or cause to be taken all appropriate action and to do or cause to be done all things necessary, proper or advisable and within its control to cause the funding of the financing contemplated by the Debt Financing Letter to occur at the Closing on terms no less favorable to the Purchaser as the terms set forth therein, or if such financing becomes unavailable for any reason (other than a reason set forth in such letter), to secure alternative financing; provided that this Section 7.17 shall not require the Purchaser to secure alternative financing on terms that are materially less favorable to the Purchaser than those set forth in the Debt Financing Letter.

Section 7.18 Employee Benefits. Except as set forth in Section 7.19 below, at least fifteen days prior to the Closing, the Purchaser shall notify Concrete and Geosolutions of the Concrete Plans and Geosolutions Plans to be terminated effective immediately prior to the Closing, and Concrete and Geosolutions shall take all actions necessary to terminate such Concrete Plans and Geosolutions Plans effective immediately prior to the Closing. The Purchaser shall, and shall cause Concrete, its Subsidiaries and Geosolutions to cause the respective employees of Concrete, its Subsidiaries or Geosolutions after the Closing to be credited with service with Concrete, its Subsidiaries and Geosolutions and their respective predecessors for purposes of eligibility, benefit accrual (except under any defined benefit pension plan or where such crediting would result in duplication of benefits) and vesting under any employee benefit plan or program which is analogous to any Concrete Plan or Geosolutions Plan established, maintained or provided by the Purchaser, Concrete, its Subsidiaries or Geosolutions, as applicable, for the benefit of such employees.

Section 7.19 401(k) Plan. At least fifteen days prior to the Closing Date, the Purchaser shall notify the sponsor of the 401(k) plan in effect for employees of Concrete, its Subsidiaries and Geosolutions (“Concrete/Geosolutions 401(k) Plan”), that such plan sponsor shall, or shall not, terminate the Concrete/Geosolutions 401(k) Plan effective as of the day before the Closing Date. Concrete and Geosolutions shall allow each participant in the Concrete/Geosolutions 401(k) Plan who is an employee of Concrete, any of its Subsidiaries or Geosolutions on the Closing Date and qualifies to elect a direct rollover of his or her rolloverable account balance under the Concrete/Geosolutions 401(k) Plan to the 401(k) Plan sponsored by the Purchaser or one of its Affiliates (“Purchaser’s 401(k) Plan”), and Concrete and Geosolutions shall cause the Concrete/Geosolutions 401(k) Plan to deliver to the Purchaser’s 401(k) Plan as soon as practicable after the Closing Date any promissory notes and plan other loan documentation, if any with respect to each participant who elects such rollover.

Section 7.20 Exclusivity. From and after the date hereof until January 31, 2006, the Sellers, Concrete and Geosolutions shall not, nor shall they permit any of their respective Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other Representative retained by any of them or any of their respective Affiliates to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiry, offer, proposal or agreement with respect to any Alternative Transaction, (b) participate in any discussions or negotiations regarding any Alternative Transaction, (c) enter into any letter of intent, agreement in principle, memorandum of understanding or binding agreement with respect to any Alternative Transaction, or (d) consummate any Alternative Transaction. Sellers, Concrete and Geosolutions shall and shall cause their respective Affiliates and Representatives to immediately cease and terminate any solicitation, initiation, encouragement, activity, discussion or negotiation with any Person regarding an Alternative Transaction conducted heretofore by any Seller, Concrete, Geosolutions or any of their Affiliates or their Representatives.

Section 7.21 Notification of Certain Matters. The Seller Representative shall give prompt notice to the Purchaser if, prior to the Closing Date, (a) to the knowledge of Concrete, Concrete is served with an Action or (b) to the knowledge of Geosolutions, Geosolutions is served with an Action.

Section 7.22 Section 280G. With respect to each employee of Concrete, its Subsidiaries or Geosolutions who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), Sellers shall (i) ensure that any payments made or benefits received by such “disqualified individual” that would otherwise constitute a “parachute payment” with respect to the transactions contemplated by this Agreement (as defined in Section 280G(b)(2) of the Code) shall be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(A)(ii) of the Code, and (ii) prior to the Closing Date, take all actions necessary to so exempt such payments (including, without limitation, obtaining any necessary waivers or consents from such “disqualified individuals”). Within a reasonable period of time prior to the Closing Date, the Seller Representative shall deliver to the Purchaser and its counsel for review and comment a copy of any documents or agreements necessary to effect this Section 7.22, including but not limited to, any consent form, disclosure statement or waiver.

Section 7.23 Confidential Information Memorandum. The Seller Representative and the Purchaser will work diligently and in good faith, using commercially reasonable efforts, to deliver the Confidential Information Memorandum (as defined in the Debt Financing Letter) as soon as reasonably practicable but in any event not later than January 6, 2006.

Section 7.24 Target Closing Date. The Sellers and the Purchaser agree to use commercially reasonable efforts to seek to satisfy the conditions of Closing and to consummate the transactions contemplated hereby no later than January 24, 2006.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by it) at or prior to the Closing of each of the following conditions:

(a) (i) the representations and warranties contained in Articles III, IV and V shall be true and correct as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date which need only be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties contained in Articles III, IV and V, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section any qualifications by Material or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties); (ii) Concrete, Geosolutions and the Sellers shall each have performed in all material respects all covenants and agreements herein required to be performed by each of them at or prior to the Closing Date; and (iii) the Purchaser shall have received a certificate from each of Concrete, Geosolutions and the Seller Representative, on behalf of the Sellers, dated as of the Closing Date and signed by an authorized officer of Concrete, Geosolutions and the Seller Representative, respectively, certifying that the conditions specified in this Section 8.1(a) have been satisfied;

(b) as of the Closing Date there shall be no Legal Requirement in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby;

(c) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares shall have expired or shall have been terminated; and

(d) the Sellers shall deliver to the Purchaser a duly executed certificate pursuant to Treasury Regulation Section 1.1445-2(c)(3) stating that the Shares are not a U.S. real property interest as defined in Section 897(c) of the Code.

(e) the Purchaser shall have received originals or copies of the Payoff Letters and releases referred to in Section 7.13 and evidence of the termination of the Contracts required under Section 7.11;

(f) the Purchaser shall have received the funds contemplated in the Debt Financing Letter on the terms set forth therein or the funds from any alternative financing secured as set forth in Section 6.5 hereof;

(g) Concrete and Geosolutions shall have delivered the 2004 Audit; and

(h) no Material Adverse Change shall have occurred since October 2, 2005.

The Purchaser may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

Section 8.2 Conditions to Obligation of the Sellers, Concrete and Geosolutions. The obligations of the Sellers, Concrete and Geosolutions to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller Representative, on behalf of the Sellers, Concrete and Geosolutions) at or prior to the Closing of each of the following conditions:

(a) the representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such earlier date). The Purchaser shall have performed in all material respects all covenants and agreements herein required to be performed by it at or prior to the Closing Date. The Seller Representative, Concrete and Geosolutions shall have received a certificate from the Purchaser dated as of the Closing Date and signed by an authorized officer of the Purchaser certifying that the conditions specified in this Section 8.2(a) have been satisfied;

(b) as of the Closing Date there shall be no Legal Requirement in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby; and

(c) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares shall have expired or shall have been terminated.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by unanimous written consent of the Purchaser, the Seller Representative, Concrete and Geosolutions;

(b) by the Purchaser, the Seller Representative, on behalf of the Sellers, Concrete or Geosolutions if:

(i) any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii) the Closing shall not have occurred on or prior to January 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further that the Purchaser, if it is not in breach of this Agreement, is using all commercially reasonable efforts to consummate the transactions contemplated hereby and has not satisfied the conditions contained in Section 8.2, or the Seller Representative, if the Sellers are not in breach of this Agreement, are using all commercially reasonable efforts to consummate the transactions contemplated hereby and have not satisfied the conditions contained in Section 8.1, shall have the right, upon notice to the other parties hereto not less than 3 Business Days prior to the Termination Date, to extend the Termination Date until February 8, 2006.

(c) by the Purchaser in the event of a breach by the Sellers, Concrete or Geosolutions of this Agreement that has not been cured within 30 days after the giving of written notice to the Seller Representative or which is incapable of being cured prior to the Termination Date and all such uncured breaches result in a Material Adverse Effect; or

(d) by the Seller Representative, Concrete or Geosolutions in the event of a material breach by the Purchaser of this Agreement, that has not been cured within 30 days after the giving of written notice to the Purchaser or which is incapable of being cured prior to the Termination Date.

Section 9.2 Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 9.1, written notice of such termination and abandonment shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement; provided, however, that no such termination shall relieve any party for liability resulting from any breach of this Agreement by such party; and provided further that the provisions of this Section 9.2, Article XI and Section 7.8(a) shall survive the termination of this Agreement.

ARTICLE X

TAX MATTERS

Section 10.1 General. For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Shaw Closing Date (a

“Straddle Period”), such apportionment shall be made assuming that each of Concrete, Geosolutions and SIND had a taxable year that ended at the close of business on the Shaw Closing Date. In the case of property Taxes and other Taxes that apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Shaw Closing Date shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Shaw Closing Date, and the denominator of which shall be the total number of days in the period. All other Taxes for any Tax Return that involves a Straddle Period shall be based upon the actual events and transactions that occur within such Straddle Period.

Section 10.2 Tax Indemnification.

(a) The Sellers shall be responsible for and pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against all Legacy Tax Liabilities, including losses relating to the payment of any Legacy Tax Liabilities, with respect to Concrete, Geosolutions, SI Corp and SIND for any Tax year or Tax period ending on or before the Shaw Closing Date, and, in the case of a Straddle Period, to the extent apportioned to the period that ends at the close of the Shaw Closing Date under Section 10.1, whether pursuant to the SIND Stock Purchase Agreement or otherwise.

(b) The Purchaser shall be responsible for and shall indemnify and hold harmless the Sellers against all Taxes of each of Concrete and Geosolutions for all Tax years or Tax periods ending after the Shaw Closing Date or, with respect to a Straddle Period, to the extent apportioned to the period after the Shaw Closing Date under Section 10.1.

(c) The indemnification obligations contained in this Section 10.2 shall be the sole remedy available to the Purchaser in connection with Legacy Tax Liabilities, and such indemnification obligations shall survive the Closing and shall continue in full force and effect until 30 calendar days after the applicable statute of limitations, giving effect to extensions thereto, has expired with respect to each such Legacy Tax Liability.

Section 10.3 Tax Contests.

(a) For periods following the Closing, the Purchaser shall promptly notify the Seller Representative in writing of any proposed assessment or the commencement of any Tax Contest or any demand or claim on the Purchaser, its Affiliates, Concrete or Geosolutions that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Sellers under Section 10.2. Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, Concrete or Geosolutions) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Sellers prompt notice of an asserted Legacy Tax Liability as required by this Section 10.3, then the Sellers shall not have any obligation to indemnify for any loss arising out of such asserted Legacy Tax Liability, but only to the extent that failure to give such notice results in a detriment to the Sellers.

(b) The Sellers shall have the sole right, at their expense, to control the conduct of such Tax Contest.

(c) The Purchaser and the Sellers agree to cooperate in the defense against or compromise of any claim in any Tax Contest.

Section 10.4 Tax Returns.

(a) The Sellers shall prepare, or cause to be prepared, on a basis consistent with past tax accounting practices all Tax Returns required to be prepared by each of Concrete and Geosolutions pursuant to Section 8.4 of the SIND Stock Purchase Agreement, and shall pay the amount of Taxes shown due on such returns as provided in such Section.

(b) The Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of each of Concrete and Geosolutions for all Tax periods ending after the Shaw Closing Date, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns.

(c) Neither the Purchaser, Concrete nor Geosolutions (or subsidiaries of any) shall file any amended Tax Return for any period that ends on or before the Shaw Closing Date without the prior written consent of the Seller Representative (which consent is not to be unreasonably withheld or delayed), except as required under applicable Legal Requirements.

Section 10.5 Refunds and Credits. Any refunds, rebates, credits or overpayments of Taxes of either Concrete or Geosolutions for any taxable period ending on or before the Shaw Closing Date shall be for the account of the Sellers. Any refunds, rebates, credits or overpayments of either Concrete or Geosolutions for any taxable period beginning after the Shaw Closing Date shall be for the account of the Purchaser. Any refunds, rebates, credits or overpayments of Taxes of either Concrete or Geosolutions for a Straddle Period shall be equitably apportioned between the accounts of the Sellers and the Purchaser by applying the rules and regulations of the Governmental Entity applicable to such Tax Return. The Purchaser shall, if the Seller Representative so requests and at the expense of the Sellers, the Qualifying Optionholders and the Redeemed Holders, file for and obtain any refunds, rebates, credits or overpayments, or cause either Concrete or Geosolutions to file for and obtain any refunds, rebates, credits or overpayments, to which the Sellers shall be entitled under this Section 10.5. The Purchaser shall permit the Seller Representative to control the prosecution of any such refund claim.

Section 10.6 Cooperation. After the Closing, the Purchaser and the Seller Representative shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to either Concrete or Geosolutions for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The Purchaser shall provide to the Seller Representative any Tax information packages, including information relating or received by the Purchasers pursuant to the SIND Stock Purchase Agreement, reasonably requested by the Seller Representative for the Seller Representative’s use in preparing the Tax Returns of SIND, SI Corp, Concrete or Geosolutions.

Section 10.7 Treatment as Purchase Price Adjustment. For Tax purposes, the parties agree to treat all payments made under this Article 10 as Purchase Price Adjustments.

Section 10.8 Payments Net of Tax Benefits. All payments under this Article 10 shall be net of any Tax benefit actually received by the indemnified party or its Affiliates arising in connection with the accrual, incurrence or payment of any Taxes for which indemnification is sought.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations and Warranties. Except for Survival Extended Representations and Warranties, the representations and warranties of Concrete, Geosolutions and Sellers set forth herein shall not survive the Closing. Survival Extended Representations and Warranties and the Purchaser’s representations and warranties set forth in Article VI shall survive without limitation for the maximum period permitted by law.

Section 11.2 Indemnity by the Sellers. Following the Closing, the Sellers and the Qualifying Optionholders shall severally (and not jointly) indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of all Losses resulting from or in connection with any breach of or inaccuracy in any Survival Extended Representations and Warranties contained in Article III or Article IV and each Seller shall severally (and not jointly) (as to himself, herself or itself and not as to any other Seller or Qualifying Optionholder) indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of all Losses resulting from or in connection with any breach of or inaccuracy in any Survival Extended Representations and Warranties contained in Article V. No Seller or Qualifying Optionholder shall have any indemnification obligation under this Agreement that aggregates in excess of the proceeds actually received by it for the sale of its Shares or the payment for its Concrete Stock Options or Geosolutions Stock Options pursuant to Article II.

Section 11.3 Amendment and Modification. Subject to applicable Legal Requirements, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Purchaser, on the one hand, and the Seller Representative, on behalf of the Sellers, Concrete and Geosolutions.

Section 11.4 Waiver of Compliance; Consents. Any failure of the Purchaser, on the one hand, or the Sellers, Concrete or Geosolutions, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to Section 11.1, be waived by the Purchaser or the Seller Representative (on behalf of the Sellers, Concrete and Geosolutions), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4.

Section 11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the Seller Representative and the Purchaser; provided, however, that on or after the Closing, without the consent of the Seller Representative, the Purchaser may pledge, grant a security interest in or assign as collateral all or any portion of its interest in, or rights under, this Agreement to any one or more financial institutions providing all or any portion of the financing of the purchase by the Purchaser of the Shares as contemplated hereby or the refinancing thereof and that upon foreclosure or sale or deed in lieu of foreclosure by or to any such financial institutions, the rights of the Purchaser hereunder may be assigned to any such financial institutions or any purchaser upon such foreclosure or sale or deed in lieu of foreclosure.

Section 11.6 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

Section 11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 11.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in Person or by facsimile; or (b) on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

if to the Purchaser at any time or Concrete or Geosolutions after the Closing:

Propex Fabrics Inc.

260 The Bluffs

Austell, Georgia 30168

Facsimile: (770) 941-1711

Telephone: (770) 944-4681

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Bracewell and Giuliani LLP

711 Louisiana Street, Suite 2900

Houston, Texas 77002

Facsimile: (713) 221-1212

Telephone: (713) 223-2900

Attention: John L. Bland, Esq.

if to Concrete or Geosolutions prior to the Closing:

SI Geosolutions Corporation

SI Concrete Systems Corporation

6025 Lee Highway, Suite 303

Chattanooga, Tennessee 37421

Facsimile: (423) 553-2300

Telephone: (423) 855-1466

Attention: President

with a copy (which shall not constitute notice) to:

Investcorp International, Inc.

280 Park Avenue, 36th Floor West

New York, New York 10017

Facsimile: (212) 983-7073

Telephone: (212) 599-4700

Attention: Sean P. Madden

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-4035

Telephone: (212) 351-4000

Attention: E. Michael Greaney, Esq.

      Sean P. Griffiths, Esq.

if to the Sellers or the Seller Representative to:

the Seller Representative at the address set forth on Exhibit 11.8 with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-4035

Telephone: (212) 351-4000

Attention: E. Michael Greaney, Esq.

      Sean P. Griffiths, Esq.

Section 11.9 Interpretation. The table of contents and descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation,” (b) the terms “hereby,” “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “or” shall not be exclusive. In this Agreement, unless the context otherwise requires, words in the singular number and the plural number shall each include the singular number and the plural number.

Section 11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but, in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Entire Agreement. This Agreement (including the Exhibits, Disclosure Schedule and other documents referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

Section 11.13 No Third Party Beneficiaries. Except for Section 7.6, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

Section 11.14 Jurisdiction; Forum. Any case, proceeding or Action concerning any dispute arising out of or relating to this Agreement must be brought in a court situated in the Borough of Manhattan in the City and State of New York, and each party hereto consents and submits to the jurisdiction of any state or federal court sitting in Borough of Manhattan in the City and State of New York for any such case, proceeding or Action. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such Action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

Section 11.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.17 Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or any other schedules or exhibits attached hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item herein or therein in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or therein is or is not material for purposes of this Agreement.

Section 11.18 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material”, “Material Adverse Effect”, “Material Adverse Change” or other similar terms in this Agreement.

Section 11.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.20 Combined Purchase Price Action. At any time within 90 days of the Closing Date, either Seller Representative on behalf of the Sellers and the Qualifying Optionholders or the Purchaser may bring an Action for an adjustment to the Combined Purchase Price in the event of any Material inaccuracy in the amount of the Net Indebtedness, the Seller Transaction Expenses or the Transaction Bonus used to calculate the Combined Purchase Price.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

PROPEX FABRICS INC.

By:	/s/ Edmund A. Stanczak, Jr.
Name:	Edmund A. Stanczak, Jr.
Title:	President and CEO

SI CONCRETE SYSTEMS CORPORATION

By:	/s/ Lee McCarter
Name:
Title:

SI GEOSOLUTIONS CORPORATION

By:	/s/ Lee McCarter
Name:
Title:

SELLER REPRESENTATIVE:

INVESTCORP INTERNATIONAL, INC.

By:	/s/ Sean P. Madden
Name:
Title:

SELLERS:

BALLET LIMITED

By:	/s/ Ebrahim H. Ebrahim
Name:	Ebrahim H. Ebrahim
Title:	Authorized Signatory

DENARY LIMITED

By:	/s/ Mufeed Rajab
Name:	Mufeed Rajab
Title:	Authorized Signatory

GLEAM LIMITED

By:	/s/ Harin Wijeyeratne
Name:	Harin Wijeyeratne
Title:	Authorized Signatory

HIGHLANDS LIMITED

By:	/s/ Harsh Shethia
Name:	Harsh Shethia
Title:	Authorized Signatory

NOBLE LIMITED

By:	/s/ Meredith I. Brody
Name:	Meredith I. Brody
Title:	Authorized Signatory

OUTRIGGGER LIMITED

By:	/s/ Jonathan Minor
Name:	Jonathan Minor
Title:	Authorized Signatory

QUILL LIMITED

By:	/s/ Salman Javed
Name:	Salman Javed
Title:	Authorized Signatory

RADIAL LIMITED

By:	/s/ Rangarajan Raghavan
Name:	Rangarajan Raghavan
Title:	Authorized Signatory

SHORELINE LIMITED

By:	/s/ Timothy Boynton
Name:	Timothy Boynton
Title:	Authorized Signatory

ZINNIA LIMITED

By:	/s/ Anthony Palys
Name:	Anthony Palys
Title:	Authorized Signatory

INVESTCORP INVESTMENT EQUITY LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

ALDORA LIMITED

By:	/s/ Peter R. Yates
Name:	Martomere Services Ltd.
Title:	Director

CENTERPOST LIMITED

By:	/s/ Peter R. Yates
Name:	Martomere Services Ltd.
Title:	Director

FORSYTH LIMITED

By:	/s/ Peter R. Yates
Name:	Martomere Services Ltd.
Title:	Director

PORTERDALE LIMITED

By:	/s/ Peter R. Yates
Name:	Martomere Services Ltd.
Title:	Director

EQUITY SIA LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

GEOTEXTILE HOLDINGS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

GEOTEXTILE INVESTMENTS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

MATERIALS EQUITY LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

MATERIALS HOLDINGS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

MATERIALS INVESTMENTS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

SYNTHETIC HOLDINGS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

SYNTHETIC IIP LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

SYNTHETIC INTERNATIONAL LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

SYNTHETIC INVESTMENTS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

TECHNICAL INVESTMENTS LIMITED

By:	/s/ Sydney J. Coleman
Name:	The Director Ltd.
Title:	Director

INVESTCORP SYNTHETIC LIMITED PARTNERSHIP

By:	/s/ Ebrahim H. Ebrahim
Name:	SIND Holdings Limited
Title:	General Partner

JP MORGAN CHASE BANK

By:
Name:
Title:

SANKATY HIGH YIELD PARTNERS II, L.P.

By:
Name:
Title:

JOSEPH F. DANA

/s/ Joseph F. Dana

LEE MC CARTER

/s/ Lee McCarter

MIKE COFFIN

/s/ W. Michael Coffin

HUGH MC CLAIN

KEITH BEDDINGFIELD

BOB TLUMAK

STAN BRANT

GREG SMITH

DAVIS LEE

TERRY HUGHES

JEFF KRUPCALE

LEE PIERCE

DERON AUSTIN

RICKY HARPER

CHARLA HODGES

KELLY STEPHENS

LYNN BROWN

MIKE JEZIORSKI

PRESTON KING

JOE ROBINSON

STEVE BOWSHER

MICHAEL RAPPAPORT

JOSEPH SINICROPI